As filed with the Securities and Exchange Commission on January 5, 2006
                                                     Registration No. 333-130578
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                               AMENDMENT NO. 1 TO
                                    FORM F-10

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                  VASOGEN INC.
             (Exact name of Registrant as specified in its charter)

     Canada                     3841                        Not Applicable
(Province or other  (Primary Standard Industrial (I.R.S. Employer Identification
 jurisdiction of     Classification Code Number)        No., if applicable)
 incorporation or
  organization)

             2505 Meadowvale Boulevard, Mississauga, Ontario L5N 5S2
                                 (905) 817-2000
   (Address and telephone number of Registrant's principal executive offices)


          CT Corporation System, 111 Eighth Avenue, New York, NY 10011
                                 (212) 894-8400
       (Name, address and telephone number (including area code) of agent for service in the United States)

                                   Copies to:

       Geofrey Myers                              Edwin S. Maynard
   Lang Michener LLP                Paul, Weiss, Rifkind, Wharton & Garrison LLP
         BCE Place                          1285 Avenue of the Americas
181 Bay Street, Suite 2500                          New York, NY
    Toronto, ON M5J 2T7                              10019-6064
    Tel. (416) 360-8600                         Tel. (212) 373-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                           Province of Ontario, Canada
                (Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):
      A. [_] upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
      B. [X] at some future date (check appropriate box below)
         1. [_] pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
         2. [_] pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
         3. [X] pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
         4. [_] after the filing of the next amendment to this Form (if preliminary material is being filed).

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box [X]

                               ------------------

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------
       Title of each class of          Amount to be   Proposed Maximum      Amount of
     Securities to be registered      Registered (1)     Aggregate      registration fee
                                                       Offering Price          (2)
-----------------------------------------------------------------------------------------
Common Shares, no par value (3)
Warrants (4)
Debt Securities (5)
-----------------------------------------------------------------------------------------
Total                                  $100,000,000     $100,000,000         $10,700


(1) There are being registered under this registration statement such indeterminate number of common shares and warrants of the Registrant and such indeterminate amount of obligations in the form of senior or subordinated debt securities of the Registrant as shall have an aggregate initial offering price not to exceed $100,000,000 (or its equivalent in any other currency or currency unit used to denominate the securities). Any securities registered under this registration statement may be sold separately or as units with other securities registered under this registration statement. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant or selling shareholders in connection with the sale of the securities registered under this registration statement.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3) There is being registered an indeterminate number of common shares as from time to time may be issued at indeterminate prices.

(4) There is being registered an indeterminate number of warrants as from time to time may be issued at indeterminate prices.

(5) There is being registered an indeterminate amount of debt securities as may be sold from time to time.

(6) A registration fee in the amount of $10,700 was previously paid in connection with the Registrant's initial filing of this registration statement on December 21, 2005.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

                                     PART I

                           INFORMATION REQUIRED TO BE
                       DELIVERED TO OFFEREES OR PURCHASERS

Base Shelf Prospectus

This short form prospectus is referred to as a short form base shelf prospectus and has been filed under legislation in each of the provinces and territories of Canada other than Quebec that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from Jacqueline Le Saux, Vice-President, Corporate & Legal Affairs of Vasogen Inc. at 2505 Meadowvale Boulevard, Mississauga, Ontario L5N 5S2 (telephone: (905) 817-2000).

             Short Form Base Shelf Prospectus dated January 5, 2006

New Issue

                                  VASOGEN INC.

                                 US$100,000,000

                                  Common Shares
                                 Debt Securities
                                    Warrants

      This prospectus qualifies the distribution from time to time of common shares, debt securities or warrants to purchase common shares, debt securities or other securities (collectively, the "Securities") of Vasogen Inc. ("Vasogen") that Vasogen and shareholders of Vasogen may from time to time offer for sale up to an aggregate initial offering price of US$100,000,000 (or its equivalent in any other currency used to denominate the Securities) during the 25 month period that this prospectus, including any amendments hereto, remains valid. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying prospectus supplement.

      The specific variable terms of any offering of Securities will be set forth in a shelf prospectus supplement including, where applicable: (i) in the case of common shares, the number of shares offered, the offering price and any other specific terms; (ii) in the case of debt securities, the title of the debt securities, any limit on the aggregate principal amount of the debt securities, whether payment on the debt securities will be senior or subordinated to Vasogen's other liabilities and obligations, whether the debt securities will bear interest, the interest rate or method of determining the interest rate, whether any conversion or exchange rights attach to the debt securities, whether Vasogen may redeem the debt securities at its option and any other specific terms; and (iii) in the case of warrants, the designation, number and terms of the common shares, debt securities or other securities purchasable upon exercise of the warrants, and any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency in which the warrants are issued and any other specific terms. Vasogen reserves the right to include in a prospectus supplement specific variable terms pertaining to the Securities that are not within the options and parameters set forth in this prospectus.

      All shelf information permitted under securities legislation to be omitted from this base shelf prospectus will be contained in one or more shelf prospectus supplements that will be delivered to purchasers, together with the base shelf prospectus. Each prospectus supplement will be incorporated by reference into this prospectus for the purposes of securities legislation as of the date of the prospectus supplement and only for the purposes of the distribution of the Securities to which the prospectus supplement pertains.

                                       (Prospectus cover continued on next page)

      The Securities may be sold through underwriters or dealers or may be sold by us directly (only in such jurisdictions where permitted by applicable law) or through agents (see "Plan of Distribution") designated from time to time at amounts and prices and other terms determined by us. A prospectus supplement will set out the names of any underwriters, dealers or agents involved in the sale of the Securities, the amounts, if any, to be purchased by underwriters, the plan of distribution for the Securities, including the proceeds to us, the amounts and prices at which the Securities are sold and the compensation of such underwriters, dealers or agents.

      Our outstanding common shares ("Common Shares") currently trade under the symbol "VAS" on the Toronto Stock Exchange ("TSX") and under the symbol "VSGN" on the Nasdaq National Market ("Nasdaq"). The last reported sale prices of the Common Shares on the TSX and the Nasdaq on January 4, 2006 were C$2.30 and US$2.00 per share, respectively.

      Investing in the Securities involves risks. Please carefully consider the "Risk Factors" section beginning on page 6 of this prospectus.

      Under the multijurisdictional disclosure system adopted by the United States Securities and Exchange Commission ("SEC"), we are permitted to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. We prepare our financial statements in accordance with Canadian generally accepted accounting principles, and they are subject to Canadian auditing and auditor independence standards. They may not be comparable to financial statements of United States companies.

      Owning the Securities may subject you to tax consequences both in the United States and Canada. This prospectus or any applicable prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in any applicable prospectus supplement and should consult with your own tax advisor with respect to your own particular circumstances.

      The ability of a holder to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are a Canadian corporation with our principal place of business in Canada, some of our officers and directors and some of the experts named in this prospectus are Canadian residents, and all or a substantial portion of our assets and the assets of such persons may be located outside the United States.

      NEITHER THE SEC NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                    (Prospectus cover continued)

                                TABLE OF CONTENTS

ABOUT THIS PROSPECTUS..........................................................4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................4
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES....................................5
RISK FACTORS...................................................................6
THE COMPANY...................................................................18
USE OF PROCEEDS...............................................................20
EARNINGS COVERAGE.............................................................20
CAPITALIZATION................................................................21
DESCRIPTION OF SHARE CAPITAL..................................................22
DESCRIPTION OF THE NOTES......................................................22
DESCRIPTION OF THE WARRANTS ISSUED ON THE PRIVATE PLACEMENT OF NOTES..........23
DESCRIPTION OF DEBT SECURITIES................................................24
DESCRIPTION OF WARRANTS.......................................................35
CERTAIN INCOME TAX CONSEQUENCES...............................................36
PLAN OF DISTRIBUTION..........................................................36
SELLING SHAREHOLDERS..........................................................37
LEGAL MATTERS.................................................................37
AUDITOR, TRANSFER AGENT AND REGISTRAR.........................................37
WHERE YOU CAN FIND MORE INFORMATION...........................................38
DOCUMENTS INCORPORATED BY REFERENCE...........................................38
LIST OF DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION...........39
PURCHASERS' STATUTORY RIGHTS..................................................39
CONSENT OF AUDITORS...........................................................40

      We furnish our shareholders with annual reports containing financial statements prepared in accordance with Canadian generally accepted accounting principles, audited by our independent auditors.

      In this prospectus, unless stated otherwise, all references to "US$" are to the lawful currency of the United States and all references to "C$" are to the lawful currency of Canada. For the Securities issued in other than Canadian currency, potential purchasers should be aware that foreign exchange fluctuations are likely to occur from time to time and that we do not make any representation with respect to currency values from time to time. Investors should consult their own advisors with respect to the potential of currency fluctuations.

      Only the information contained or incorporated by reference in this prospectus should be relied upon. We have not authorized any other person to provide different information. If anyone provides different or inconsistent information, it should not be relied upon. The Securities may not be offered or sold in any jurisdiction where the offer or sale is not permitted. It should be assumed that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operation and prospects may have changed since those dates.

      Some of the information concerning economic and industry trends is based upon or derived from information provided by industry sources. We believe that such information is accurate and that the sources from which it has been obtained are reliable. However, we cannot guarantee the accuracy of such information and have not independently verified the assumptions upon which projections of future trends are based.

      The use of the term "significant" or "significantly" when describing clinical and preclinical results in this prospectus refers to "statistical significance", where the probability that the result happened by random chance is 5% or less.

      In this prospectus, unless stated otherwise, "Vasogen", "we", "us", and "our" refer to Vasogen Inc. and its wholly-owned subsidiaries, Vasogen Ireland Limited and Vasogen, Corp. Celacade(TM) is a registered or unregistered trademark of Vasogen Ireland Limited, and is used under license.

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement on Form F-10 relating to the Securities that we have filed with the SEC. Under the registration statement, we may, from time to time, sell the Securities described in this prospectus in one or more offerings up to an aggregate initial offering price of US$100,000,000 (or its equivalent in any other currency used to denominate the Securities). This prospectus provides you with a general description of the Securities that we may offer. Each time we sell Securities under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering of Securities. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest, you should read both this prospectus and any applicable prospectus supplement together with the additional information described under the headings "Where You Can Find More Information" and "Documents Incorporated by Reference". This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You may refer to the registration statement and exhibits to the registration statement for further information with respect to us and the Securities.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Certain statements contained in this prospectus and in certain documents incorporated by reference in this prospectus constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995.

      These statements include, without limitation, statements concerning our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimated", "predicts", "potential", "continue", "intends", "could", or the negative of such terms or other comparable terminology. You should not place undue reliance on our forward-looking statements. Forward-looking statements, particularly those concerning anticipated events relating to the development, clinical trials, regulatory approval and marketing of our products and the timing or magnitude of those events, are inherently risky and uncertain. The factors discussed below and other considerations discussed in the "Risk Factors" section of this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statements.

      Specifically, this prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements regarding:

   o our plan to complete clinical trials of our Celacade(TM) technology for the treatment of chronic heart failure and peripheral arterial disease ("PAD");

   o our plan to continue pre-clinical development of VP025 in models of neuro-inflammatory disease;

   o  our intention to continue the clinical development of VP025;

   o our intention to seek regulatory approvals in the United States and Canada for our products; and

   o our intention to seek corporate alliances to support the commercialization of our products.

      Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, among other things, the following:

   o the need for additional capital and the effect of capital market conditions and other factors on capital availability;

   o difficulties, delays or failures we may experience in the conduct of our clinical trials of our Celacade(TM) technology for chronic heart failure and PAD;

   o  difficulties,  delays  or  failures  we  may  experience  in  our  further
      investigation   of  the   impact   of   VP025   on   several   models   of
      neuro-inflammatory disease;

   o difficulties, delays or failures we may experience in the conduct of clinical trials for VP025 and the commencement of further clinical trials for VP025;

   o difficulties, delays or failures in obtaining regulatory approvals for the initiation of clinical trials or for our products;

   o difficulties, delays or failures in obtaining regulatory approvals to market our products;

   o difficulties we may experience in completing the development of, and commercializing, our Celacade(TM) medical device technology to address the treatment of chronic heart failure and PAD;

   o  insufficient acceptance of and demand for our products;

   o difficulties, delays or failures in obtaining appropriate reimbursement for our products; and

   o difficulties we may experience in identifying and successfully securing appropriate corporate alliances to support the commercialization of our products.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements contained in this prospectus after the date of this prospectus to conform such forward-looking statements to our actual results.

      As used herein, unless otherwise stated, the terms "quarter" and "year" refer to calendar quarter and fiscal year, respectively. Unless otherwise stated, the information contained herein is at January 5, 2006.

                   ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

      We are a Canadian corporation with our principal place of business in Canada. Most of our directors and officers, as well as certain of the experts named in this prospectus, are residents of Canada and all or a substantial portion of our assets and the assets of such persons may be located outside the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States upon us or our directors, officers or experts who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon civil liabilities under the United States Securities Act of 1933, as amended. We have been advised by Lang Michener LLP, our Canadian counsel, that there is doubt as to the enforceability in Canada against us or against our directors, officers and experts, who are not residents of the United States, in original actions or in actions for enforcement of judgments of courts of the United States, of liabilities predicated solely upon US federal securities laws.

                                  RISK FACTORS

      Investing in the Securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus, including information incorporated or deemed to be incorporated by reference herein, including our consolidated financial statements and related notes, and in the applicable prospectus supplement. The risks and uncertainties described below are those that we currently believe may materially affect us. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect us. If any of the following risks actually occurs, our business, operating results or financial condition could be materially adversely affected.

      Our business entails significant risks. In addition to the usual risks associated with a business, the following is a general description of certain significant risk factors which are applicable to us.

We will require additional funds in our business that may be difficult to obtain when needed or on terms acceptable to us.

      We will need to raise additional funds to conduct research and development, preclinical studies, and clinical trials necessary to bring our potential products to market and establish marketing, sales and distribution capabilities. Our future capital requirements will depend on many factors, including continued scientific progress in our research and development programs, the scope and results of preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting, and enforcing patent claims, competing technological and market developments, the cost of manufacturing scale-up, effective commercialization activities and arrangements, and other factors not within our control. The US$40 million aggregate principal amount of 6.45% senior convertible notes ("notes") due October 7, 2007 issued by our wholly-owned subsidiary, Vasogen Ireland Limited, include a requirement that, if the ACCLAIM trial fails to meet its primary endpoint then beginning in September 2006 and until the notes are no longer outstanding, we must maintain a net cash balance of 110% of the outstanding principal amount on the notes. We do not anticipate generating revenues from operations in the foreseeable future, and we have no committed sources of capital.

      Adequate funds may not be available when needed or on terms acceptable to us. In particular, the notes substantially limit our ability to incur additional secured or unsecured debt while the notes are outstanding. Insufficient funds may require us to scale back or eliminate some, or all, of our research and development programs or license to third parties products or technologies that we would otherwise seek to develop. Any future debt financing arrangements we enter into likely would contain restrictive covenants that impose significant operating and financial restrictions on us.

      In order to obtain financing, if it is even available, it is likely that we will sell additional common shares or financial instruments that are exchangeable for or convertible into common shares. Also, in order to provide incentives to current employees and induce prospective employees and consultants to work for us, we have granted options and intend to offer and issue options to purchase common shares and/or rights exchangeable for or convertible into common shares. These activities could result in substantial dilution to all our shareholders.

We are a development stage company with a history of losses, we have not recognized any product revenues, and we may never achieve profitability.

      Our products are in the development stage and, accordingly, our business operations are subject to all of the risks inherent in the establishment and maintenance of a developing business enterprise, such as those related to competition and viable operations management. We have incurred a loss in each year since our inception and have received no cash flow from operations to date, and there is no assurance that we will have earnings or cash flow from operations in the future. These losses have resulted in, and are expected to continue to cause decreases in, our cash balances, working capital, and shareholders' equity. The future earnings and cash flow from operations of our business are dependent, in part, on our ability to further develop our products. There can be no assurance that we will grow and be profitable.

      At August 31, 2005, we had an accumulated deficit of approximately C$261 million. We have not generated revenues from the commercialization of any products. Our net operating losses over the near-term and the next several years are expected to continue and increase as a result of the expanded clinical trial activity necessary to support regulatory approval of our products. Costs associated with phase III clinical trials are generally substantially greater than for phase II clinical trials, as the number of clinical sites and patients required is much larger. There can be no assurance that we will be able to generate sufficient product revenue to become profitable at all or on a sustained basis. We expect to have quarter-to-quarter fluctuations in expenses, some of which could be significant, due to expanded research, development, and clinical trial activities.

Substantial cash payments may be required under the notes upon an event of default or change of control. Such cash payments may leave us with little or no working capital in our business or make us insolvent.

      Holders of the notes ("noteholders") may require that the principal amount of the notes be repaid in cash or that all or a portion of the notes be redeemed in cash upon the occurrence of various events of default (subject to certain cure periods), including but not limited to:

   o the failure of any common shares issued or issuable in repayment of the notes to be freely tradable under Canadian law on the TSX (subject to any restrictions on disposition by the holder of a control block) on or after February 8, 2006;

   o the failure of such registration statement to be maintained effective pursuant to the terms of the registration rights agreement, subject to permitted grace periods;

   o the suspension of the common shares from trading on the TSX and Nasdaq (or the Nasdaq SmallCap Market);

   o the failure to deliver common shares to the noteholders within 10 trading days after the conversion date;

   o  the failure to pay principal and/or interest due under the notes;

   o any material default under any indebtedness of ours in an aggregate principal amount of US$5,000,000 or greater;

   o upon our breach in any material respect of any covenant, including the covenant to maintain a cash balance in the circumstances described above, under the transaction documents (as such term is defined in the securities purchase agreements, as filed on SEDAR, dated October 7, 2005 among us, Vasogen Ireland Limited, Vasogen, Corp. (our wholly-owned United States subsidiary) and the subscribers for the notes and the warrants) relating to the notes and warrants; and

   o  upon any guarantee of the notes ceasing to be in full force and effect.

      Upon the occurrence and during the continuance of an event of default, the interest rate on the notes will be increased to 12%. The noteholders may also require all or a portion of the notes be redeemed in cash upon a change of control. We have not established a sinking fund for payment of the notes, nor do we anticipate doing so. In addition, upon certain fundamental transactions such as a merger or sale of substantially all assets of Vasogen, the warrant holders would be entitled to require us (or our successor entity) to redeem the warrants for cash. Any such cash payments could leave us with little or no working capital for our business or make us insolvent.

Our substantial debt could impair our financial condition. We are highly leveraged and have substantial debt service obligations.

      As of January 1, 2006, we had approximately US$36.4 million of principal indebtedness outstanding under the notes that bear interest at 6.45% per annum.

      This substantial indebtedness could have important consequences to us. For example, it could:

   o increase our vulnerability to general adverse economic and industry conditions;

   o impair our ability to obtain additional financing in the future for working capital needs, capital expenditures or general corporate purposes;

   o require us to dedicate a significant portion of our existing cash and proceeds from any future financing transactions to the payment of principal and interest on our debt, which would reduce the funds available for our operations;

   o limit our flexibility in planning for, or reacting to, changes in the business and the industry in which we operate; and

   o place us at a competitive disadvantage compared to our competitors that have less debt.

Despite current indebtedness levels and the terms of the notes, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

      Despite current indebtedness levels and the terms of the notes, we may be able to incur substantial additional indebtedness in the future. Under the notes, we are permitted to incur, among other types of indebtedness, indebtedness that is pari passu with or subordinate to the notes and that is repayable on or after 91 days following the maturity date of the notes. If new debt is added to our current debt levels, the related risks that we now face could increase.

We are subject to stringent ongoing government regulation.

      Biotechnology, medical device, and pharmaceutical companies operate in a high-risk regulatory environment. The FDA, Health Canada, and other health agencies can be very slow to approve a product and can also withhold product approvals. In addition, these health agencies also oversee many other medical product operations, such as research and development, manufacturing, and testing and safety regulation of medical products. As a result, regulatory risk is normally higher than in other industry sectors.

      We have incurred, and expect to continue to incur, substantial clinical research and other costs in connection with obtaining regulatory approvals for our medical products in Canada, the United States, and other jurisdictions. While we are not aware of any pending or threatened governmental action against us in any country, any enforcement action by regulatory authorities with respect to past, or any future, regulatory non-compliance could have a material adverse effect on our business, financial condition, and results of operations.

      To date, our Celacade(TM) technology has been regulated by the FDA and Health Canada as a medical device. There can be no assurance that this regulatory status will not change in the future or that additional regulatory bodies beyond the medical device authorities will not have input into the approval of our medical products. If the FDA or Health Canada decides to regulate the Celacade(TM) therapeutic device as a drug, biologic, or combination product we could be obligated to conduct additional clinical trials and, in any event, the cost and time required to achieve regulatory approval, if the Celacade(TM) device is approved at all, could be substantially increased.

      There can be no assurance that we will be able to achieve or maintain regulatory compliance with respect to all or any part of our current or future products or that we will be able to timely and profitably produce our products while complying with applicable regulatory requirements. If we fail to maintain compliance, regulatory authorities can institute proceedings to detain or seize products, issue a recall, enjoin future violations, assess civil and criminal penalties against us and our directors, officers, and employees, or require us to make substantial changes to our manufacturing operations. Any such actions could have a material adverse effect on our business, financial condition, and results of operations.

We do not yet have all the required approvals to market our product candidates, and our clinical trials may not yield results that will enable us to obtain regulatory approval.

      We have not completed the development of any products and there can be no assurance that any products will be successfully developed. None of our products has received regulatory approval for commercial use and sale in North America. We cannot market a pharmaceutical or medical device product in any jurisdiction until it has completed thorough preclinical testing and clinical trials in addition to that jurisdiction's extensive regulatory approval process. In general, significant research and development and clinical studies are required to demonstrate the safety and effectiveness of our products before we can submit any regulatory applications. We may never obtain the required regulatory approvals for any of our products in North America. Our product candidates will require significant additional research and development efforts, including clinical trials, prior to regulatory approval and potential commercialization in North America. However, there can be no assurance that the results of all required clinical trials will demonstrate that these product candidates are safe and effective or, even if the results of the clinical trials are considered successful by us, that the FDA will not require us to conduct additional large-scale clinical trials before it will consider approving such product candidates for commercial use. Approval or consent by the FDA or other regulatory authorities to commence a clinical trial does not indicate that the device, drug, or treatment being studied can or will be approved. Preparing, submitting, and advancing applications for regulatory approval is complex, expensive, and time intensive and entails significant uncertainty.

      The results of our completed preclinical studies and clinical trials may not be indicative of future clinical trial results. A commitment of substantial resources to conduct time-consuming research, preclinical studies, and clinical trials will be required if we are to complete development of our products.

      There can be no assurance that unacceptable toxicities or adverse side effects will not occur at any time in the course of pre-clinical studies or human clinical trials or, if any products are successfully developed and approved for marketing, during commercial use of our products. The appearance of any such unacceptable toxicities or adverse side effects could interrupt, limit, delay, or abort the development of any of our products or, if previously approved, necessitate their withdrawal from the market. Furthermore, there can be no assurance that disease resistance or other unforeseen factors will not limit the effectiveness of our potential products. Any products resulting from our programs are not expected to be successfully developed or made commercially available in the near term and may not be successfully developed or made commercially available at all.

      On August 30, 2005, we announced that the pivotal phase III SIMPADICO trial, which is designed to further investigate the use of Celacade(TM) technology for PAD was being closed out early at 50 centres in North America. The decision to close out the trial was based on a recommendation by the External Safety and Efficacy Monitoring Committee ("ESEMC") that cited a potential safety concern and the absence of a sufficiently strong efficacy signal to warrant the continuance of the study. We expect that the results of the SIMPADICO study will be made available in February 2006. The results of the ACCLAIM study are expected to be made public in the first half of 2006.

The science underlying our Celacade(TM) technology is relatively new and unproven.

      Definitive proof of the precise mechanism of action of our Celacade(TM) technology will require considerably more basic scientific research than we or others have accomplished to date. We have not, nor has any other company, successfully commercialized a technology similar to that using the Celacade(TM) device. There can be no assurance that the products we are currently developing will be approved by additional regulatory agencies or that further testing will yield positive results. Should one of our product candidates prove to have insufficient benefit and/or have an unsafe profile, its development will likely be discontinued.

A setback in either of our clinical trials of our Celacade(TM) technology would likely cause a drop in the price of our common shares.

      We intend to rely substantially on the exploitation of our Celacade(TM) technology for our future earnings. If our Celacade(TM) technology does not become commercially viable for any reason, including the failure of our clinical trials for the treatment of chronic heart failure and PAD, we may not achieve profitability and our common share price would likely decline. For example, on August 30, 2005, we announced that the pivotal phase III SIMPADICO trial, which is designed to further investigate the use of our Celacade(TM) technology was being closed out early at 50 centres in North America because of a recommendation by the ESEMC that cited a potential safety concern and the absence of a sufficiently strong efficacy signal to warrant the continuance of the study. The closing price of our common shares on the Nasdaq decreased from US$4.25 on August 29, 2005 to US$2.38 on August 30, 2005 and was US $2.00 on January 4, 2006.

We are reliant on our key personnel.

      The operations of our business are highly dependent upon the participation of our key personnel. The loss of the service of any one of our key personnel may materially affect the ability of our company to complete the development of our products, successfully commercialize our products, and to grow and expand our business operations. There is intense competition for qualified management and skilled employees, and our failure to recruit, train, and retain such employees could have a material adverse effect on our business, financial condition, and/or results of operations.

Our intellectual property may not provide meaningful protection for our product candidates. We may infringe others' patents. Patent litigation is time consuming and expensive.

      We have filed a number of patent applications in the United States and many other countries relating to our products and processes and we have been issued patents covering certain aspects of our immune modulation technology and medical devices. Our success may depend, in part, on our ability to obtain patent protection for our products and processes. There can be no assurance that our patent applications will be issued as patents or that any of our issued patents, or any patent that may be issued in the future, will provide us with adequate protection for our products, processes, or technology. The patent positions of biotechnology, pharmaceutical, and medical device companies can be highly uncertain and involve complex legal and factual questions. Therefore, the breadth of claims allowed in biotechnology, pharmaceutical and medical device patents cannot be predicted. We also rely upon unpatented trade secrets and know-how, and no assurance can be given that others will not independently develop substantially equivalent trade secrets or know-how. In addition, whether or not our patents are issued, or issued with limited coverage, others may receive patents that contain claims applicable to our products. Our competitors may attempt to circumvent our patents by means of alternative designs and processes or challenges to the validity of our patents. There can be no assurance that any of our patents, or any patents issued to us in the future, will afford meaningful protection against competitors. There can be no assurance that our patents will be held valid or enforceable by a court of competent jurisdiction. The patents of our competitors may impair our ability to do business in a particular area. We also rely in part on confidentiality agreements with our corporate collaborators, employees, consultants, and certain contractors to protect our proprietary technology. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or independently discovered by our competitors.

      It is possible that our products or processes will infringe, or will be found to infringe, patents not owned or controlled by us. In addition, because patent applications are often maintained in secrecy and may take many years to issue, there may be currently pending patent applications that may later result in issued patents that our products infringe. If any relevant claims of third-party patents that relate to our products are upheld as valid and enforceable, we could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses or redesign our products or processes to avoid infringement. There can be no assurance that such licenses would be available at all or on terms commercially reasonable to us or that we could redesign our products or processes to avoid infringement. Litigation may be necessary to defend against claims of infringement, to enforce patents issued to us, or to protect trade secrets. Such litigation could result in substantial costs and diversion of management efforts regardless of the results of such litigation, and an adverse result could subject us to significant liabilities to third parties, require disputed rights to be licensed, or require us to cease using our technology.

If we fail to obtain acceptable prices or appropriate reimbursement for our products, our ability to successfully commercialize our products will be impaired.

      Government and insurance reimbursements for healthcare expenditures play an important role for all healthcare providers, including physicians, medical device companies, drug companies, medical supply companies, and companies, such as ours, that plan to offer various products in the United States and other countries in the future. Our ability to earn sufficient returns on our products will depend in part on the extent to which reimbursement for the costs of such products, related therapies and related treatments will be available from government health administration authorities, private health coverage insurers, managed care organizations, and other organizations. In the United States, our ability to have our products and related treatments and therapies eligible for Medicare or private insurance reimbursement will be an important factor in determining the ultimate success of our products. If, for any reason, Medicare or the insurance companies decline to provide reimbursement for our products and related treatments, our ability to commercialize our products would be adversely affected. There can be no assurance that our products and related treatments will be eligible for reimbursement.

      There has been a trend toward declining government and private insurance expenditures for many healthcare items. Third-party payors are increasingly challenging the price of medical products and services.

      If purchasers or users of our products and related treatments are not able to obtain appropriate reimbursement for the cost of using such products and related treatments, they may forgo or reduce such use. Even if our products and related treatments are approved for reimbursement by Medicare and private insurers, of which there can be no assurance, the amount of reimbursement may be reduced at times, or even eliminated. This would have a material adverse effect on our business, financial condition, and results of operations.

      Significant uncertainty exists as to the reimbursement status of newly approved healthcare products, and there can be no assurance that adequate third-party coverage will be available.

Competition in our target markets is intense, and developments by other companies could render our product candidates obsolete.

      The industry that we compete in is not a static environment, and market share can change rapidly if competing products are introduced. There can be no assurance that we can avoid intense competition from other medical technology companies, pharmaceutical or biotechnology companies, universities, government agencies, or research organizations, and from other technological advances that could render our technology uneconomical or obsolete. Many of these competitors have substantially greater financial and/or other resources. Our competitors may succeed in developing technologies and products that are more effective or cheaper to use than any that we may develop. These developments could render our products obsolete and uncompetitive, which would have a material adverse effect on our business, financial condition and results of operations. In addition, there are numerous existing therapies for chronic heart failure, PAD, and neurological diseases, and others are being developed.

We rely on third parties for a variety of functions and we may enter into future collaborations. We may not receive the benefits that we expect from these arrangements.

      Our strategy for the research, development, and commercialization of our products requires entering into various arrangements with corporate collaborators, licensors, licensees, and others, and our commercial success is dependent upon these outside parties performing their respective contractual responsibilities. The amount and timing of resources such third parties will devote to these activities may not be within our control. There can be no assurance that such parties will perform their obligations as expected. There can be no assurance that our collaborators will devote adequate resources to our programs. In addition, we could become involved in disputes with our collaborators, which could result in a delay or termination of the related development programs or result in litigation. We intend to seek additional collaborative arrangements to develop and commercialize some of our products. There can be no assurance that we will be able to negotiate collaborative arrangements on favorable terms, or at all, in the future, or that our current or future collaborative arrangements will be successful.

We are subject to exposure to product liability claims.

      We face an inherent business risk of exposure to product liability and other claims in the event that the development or use of our technology or prospective products or therapies results, or is alleged to have resulted, in adverse effects. While we have taken, and will continue to take, what we believe are appropriate precautions, there can be no assurance that we will avoid significant liability exposure. Although we currently carry product liability insurance for clinical trials, there can be no assurance that we have sufficient coverage, or can in the future obtain sufficient coverage at a reasonable cost. An inability to obtain product liability insurance at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. A product liability claim could have a material adverse effect on our business, financial condition, and results of operations.

      On August 30, 2005, we announced that the pivotal phase III SIMPADICO trial, which is designed to further investigate the use of our Celacade(TM) technology was being closed out early at 50 centres in North America because of a recommendation by the ESEMC that cited a potential safety concern and the absence of a sufficiently strong efficacy signal to warrant the continuance of the study.

We do not have commercial-scale manufacturing capability, and we lack commercial manufacturing experience.

      We currently rely upon single sources for the supply of some of the components required to manufacture and use our products. For example, we currently rely on a single subcontractor for the disposable cartridges that are components of the Celacade(TM) technology. The establishment of additional or replacement suppliers for certain materials, components, subassemblies, assemblies, supplies or finished products cannot be accomplished quickly, largely due to the regulatory approval systems and the complex nature of the manufacturing processes employed by many suppliers. The failure to obtain sufficient quantities of component materials on commercially reasonable terms could have a material adverse effect on our clinical studies, business, financial condition, and results of operations.

      If we are successful in developing the markets for our products, we would have to arrange for their scaled-up manufacture. At the present time, we have not arranged for the large-scale manufacture of our products. There can be no assurance that we will, on a timely basis, be able to make the transition from manufacturing clinical trial quantities to commercial production quantities successfully or be able to arrange for contract manufacturing. We believe our contractors will be able to manufacture our medical devices for initial commercialization if the products obtain FDA and other regulatory approvals, but we have not yet demonstrated the capability to manufacture the medical devices in commercial quantities. Potential difficulties experienced by us in manufacturing scale-up, including recalls or safety alerts, could have a material adverse effect on our business, financial condition, and results of operations.

      The manufacture of our products involves a number of steps and requires compliance with stringent quality control specifications imposed by the FDA and other regulatory agencies. Moreover, our products can only be manufactured in a facility that has undergone a satisfactory inspection by the FDA and other relevant regulatory authorities. For these reasons, we would not be able to replace our manufacturing capacity quickly if we were unable to use our manufacturing facilities as a result of a fire, natural disaster (including an earthquake), equipment failure, or other difficulty, or if such facilities are deemed not in compliance with the regulatory requirements and the noncompliance could not be rapidly rectified. Our inability or reduced capacity to manufacture our products would have a material adverse effect on our business, financial condition, and results of operations.

      We expect to enter into additional arrangements with contract manufacturing companies in order to meet requirements for our products, or to attempt to improve manufacturing efficiency. If we choose to contract for manufacturing services and encounter delays or difficulties in establishing relationships with manufacturers to produce, package, and distribute our finished products, then clinical trials, market introduction, and subsequent sales of such products would be adversely affected. Further, contract manufacturers must also operate in compliance with the FDA and other regulatory requirements. Failure to do so could result in, among other things, the disruption of product supplies. Our potential dependence upon third parties for the design and/or manufacture of our products may adversely affect our profit margins and our ability to develop and deliver such products on a timely and competitive basis.

We have limited sales, marketing, and distribution experience.

      We have limited experience in the sales, marketing, and distribution of pharmaceutical or medical device products. There can be no assurance that we will be able to establish sales, marketing, and distribution capabilities or make arrangements with our collaborators, licensees, or others to perform such activities or that such efforts will be successful. If we decide to market any of our products directly, we must either acquire or internally develop a marketing and sales force with technical expertise and with supporting distribution capabilities. The acquisition or development of a sales and distribution infrastructure would require substantial resources, which may divert the attention of our management and key personnel, and have a negative impact on our product development efforts. If we contract with third parties for the sales and marketing of our products, our revenues will be dependent on the efforts of these third parties, whose efforts may not be successful. If we fail to establish successful marketing and sales capabilities or to make arrangements with third parties, our business, financial condition and results of operations will be materially adversely affected.

Our strategic alliance with Quest Diagnostics may not be successful.

      On November 6, 2001, we entered into a strategic alliance with Quest Diagnostics regarding the establishment of an outpatient services delivery model to support the commercialization of the Celacade(TM) technology in the United States on an exclusive basis. The terms of this strategic alliance have not yet been finalized. The success of the strategic alliance will depend in part on the resources Quest Diagnostics invests in the strategic alliance. If finalized, there can be no assurance that our strategic alliance will be successful. Should we not finalize the terms of this strategic alliance, or should the strategic alliance not ultimately be successful, our business may be adversely affected.

Two of our directors' relationships with Quest Diagnostics could create a conflict of interest.

      Certain of the directors and officers of our Company are also directors and officers of other companies. One of our directors is also Chairman of the Board and Chief Executive Officer of Quest Diagnostics. In addition, our Chairman is also a director of Quest Diagnostics. Consequently, there exists the possibility for such directors and officers to be in a conflict of interest position. Any decision made by any of such directors and officers involving our Company is subject to their duties and obligations to deal fairly and in good faith with our Company and such other companies.

      In addition, each of our directors is required to declare a conflict in, and refrain from voting on, any matter in which such director may have a conflict of interest.

If our products do not gain market acceptance, we may be unable to generate significant revenues.

      We do not believe that we have the required clinical data and results to successfully market our product candidates in any jurisdiction; future clinical or preclinical results may be negative or insufficient to allow us to successfully market any of our product candidates; and obtaining needed data and results may take longer than planned, and may not be obtained at all.

      Even if our products are approved for sale, they may not be successful in the marketplace. Market acceptance of any of our products will depend on a number of factors, including demonstration of clinical effectiveness and safety; the potential advantages of our products over alternative treatments; the availability of acceptable pricing and adequate third-party reimbursement; and the effectiveness of marketing and distribution methods for the products. If our products do not gain market acceptance among physicians, patients, and others in the medical community, our ability to generate significant revenues from our products would be limited.

We may not achieve our projected development goals in the time frames we announce and expect.

      We set goals for and make public statements regarding timing of the accomplishment of objectives material to our success, such as the commencement and completion of clinical trials, anticipated regulatory approval dates, and time of product launch. The actual timing of these events can vary dramatically due to factors such as delays or failures in our clinical trials, the uncertainties inherent in the regulatory approval process, and delays in achieving product development, manufacturing or marketing milestones necessary to commercialize our products. There can be no assurance that our clinical trials will be completed, that we will make regulatory submissions or receive regulatory approvals as planned, or that we will be able to adhere to our current schedule for the scale-up of manufacturing and launch of any of our products. If we fail to achieve one or more of these milestones as planned, the price of our common shares could decline.

Our business involves the use of hazardous material, which requires us to comply with environmental regulations.

      Although we do not currently manufacture commercial quantities of our products, we produce limited quantities of such products for our clinical trials. Our research and development processes involve the controlled storage, use, and disposal of hazardous materials and hazardous biological materials. We are subject to laws and regulations governing the use, manufacture, storage, handling, and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result, and any such liability could exceed our resources. There can be no assurance that we will not be required to incur significant costs to comply with current or future environmental laws and regulations, or that our business, financial condition, and results of operations will not be materially or adversely affected by current or future environmental laws or regulations.

      Our  insurance  may  not  provide   adequate   coverage  with  respect  to
environmental matters.

Environmental regulation could have a material adverse effect on the results of our operations and our financial position.

      We are subject to a broad range of environmental regulations imposed by federal, state, provincial, and local governmental authorities. Such environmental regulation relates to, among other things, the handling and storage of hazardous materials, the disposal of waste, and the discharge of contaminants into the environment. Although we believe that we are in material compliance with applicable environmental regulation, as a result of the potential existence of unknown environmental issues and frequent changes to environmental regulation and the interpretation and enforcement thereof, there can be no assurance that compliance with environmental regulation or obligations imposed thereunder will not have a material adverse effect on us in the future.

There are risks related to the handling of blood.

      Our clinical trials involve the withdrawal of a small sample of a patient's blood cells into our Celacade(TM) single-use disposable cartridge, exposure of such blood cells to our controlled treatment process utilizing our proprietary Celacade(TM) device and then re-administration of such blood cells to the patient intramuscularly. There are risks associated with the handling of human blood that may contain infectious agents, notwithstanding the sterile techniques employed in our clinical trials. While we believe that our processes and safety procedures for handling human blood are adequate to ensure against infection of the patient and our clinical staff, there is a risk that such procedures will fail and will result in infection. In the event of such infection, we could be held liable for any damages that result, and any such liability could exceed our resources.

                        Risks Relating to Our Securities

Our share price has been highly volatile and an investment in our common shares could suffer a decline in value.

      The trading price of our common shares has been highly volatile and could continue to be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

   o  actual or anticipated period-to-period fluctuations in financial results;

   o  litigation or threat of litigation;

   o failure to achieve, or changes in, financial estimates by securities analysts;

   o  announcements   regarding   new  or  existing   products  or  services  or
      technological innovations by us or our competitors;

   o  comments or opinions by securities analysts or major shareholders;

   o conditions or trends in the pharmaceutical, biotechnology and life science industries;

   o announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

   o announcements by us of results of, and developments in, our research and development efforts, including results and adequacy of, and developments in, our clinical trials and applications for regulatory approval;

   o  additions or departures of key personnel;

   o sales of our common shares, including by holders of the notes on conversion or repayment by us in common shares;

   o  economic and other external factors or disasters or crises;

   o  limited daily trading volume; and

   o developments regarding our patents or other intellectual property or that of our competitors.

      In addition, the stock market in general and the market for biotechnology companies in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, there has been significant volatility in the market prices of securities of life science companies. Factors such as the results and adequacy of our preclinical studies and clinical trials, as well as those of our collaborators, or our competitors; other evidence of the safety or effectiveness of our products or those of our competitors; announcements of technological innovations or new products by us or our competitors; governmental regulatory actions; developments with our collaborators; developments (including litigation) concerning patent or other proprietary rights of our company or our competitors; concern as to the safety of our products; period-to-period fluctuations in operating results; changes in estimates of our performance by securities analysts; market conditions for biotechnology stocks in general; and other factors not within the control of our company could have a significant adverse impact on the market price of our common shares, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management's attention and resources.

We may be unable to meet our obligations under our outstanding notes.

      At January 1, 2006, we have an aggregate principal amount of US$36.4 million in outstanding notes that bears interest at 6.45% per annum and interest on the notes must be paid monthly in cash. There is no guarantee that we will have adequate resources to meet these obligations on a timely basis.

Under the terms of the notes and in the event that we are unable to issue shares at the conversion price stipulated by the notes, we must make additional cash payments to the noteholders.

      If, due to restrictions promulgated by any of the Nasdaq, The Nasdaq SmallCap Market or the TSX we are unable to issue a sufficient number of our common shares at the conversion price stipulated by the notes to noteholders on conversion of their notes into common shares, we are required to pay to such noteholders an amount in cash to compensate for those shares we are unable to issue.

There may not be an active, liquid market for our common shares.

      There is no guarantee that an active trading market for our common shares will be maintained on the Nasdaq or the TSX. Investors may not be able to sell their shares quickly or at the latest market price if trading in our common shares is not active.

Future issuances of our common shares could adversely affect the trading price of our common shares. Future issuances of our common shares could result in substantial dilution to our shareholders.

      We expect to issue substantial amounts of common shares in the future. Holders of any remaining outstanding notes may elect to convert their notes into common shares at US$3.00 per share, subject to adjustment. In addition, the principal amount of any outstanding notes is repayable at the election of Vasogen Ireland Limited by the issuance of common shares, subject to satisfaction of certain conditions. If the outstanding notes are repaid by the issuance of common shares, the common shares will be issued at a 5% discount to the arithmetic average of the weighted average price of the common shares during each of the twelve consecutive trading days preceding the time of issuance (the "twelve-day market price"), or, in the event that the common shares have a twelve-day market price of less than US$1.00, then the common shares will be issued at a 10% discount to the twelve-day market price. To the extent that the market price of the common shares declines, we will need to issue an increasing number of common shares per dollar of principal to be repaid. Subject to certain restrictions, noteholders may engage in short sales of the common stock that negatively impact the market price of the common shares, thereby causing us to have to issue more common shares to repay any outstanding notes.

      We issued warrants to purchase 3,333,334 common shares to the investors who subscribed for the notes. Each warrant entitles the holder to purchase one common share at an exercise price of US$3.00, subject to adjustment. The warrants have a five year term. Further, additional warrants will be issued in the event that Vasogen Ireland Limited elects to accelerate the repayment of the notes. If Vasogen Ireland Limited elects to accelerate repayment of the notes, we are obligated, subject to regulatory approval, to issue additional warrants generally having an exercise price equal to US$3.00, subject to adjustment, and a five year term commencing upon the date of issuance. The number of warrants to be issued upon Vasogen Ireland Limited's election to accelerate repayment of the notes is equal to that number of warrants sufficient to entitle the holder to acquire that number of common shares equal to 65% of the number obtained when the accelerated amount being repaid is divided by US$3.00, subject to adjustment.

      In addition to common shares issuable in connection with conversion or repayment of the notes and exercise of the warrants, our investors, employees and directors hold rights to acquire substantial amounts of our common shares. In order to obtain future financing, it is likely that we will issue additional common shares or financial instruments that are exchangeable for or convertible into common shares. Such issuances may constitute "Dilutive Issuances" under the terms of the notes and trigger an adjustment to the conversion price of the notes. Also, in order to provide incentives to current employees and induce prospective employees and consultants to work for us, we intend to offer and issue options to purchase common shares and/or rights exchangeable for or convertible into common shares.

      Future issuances of substantial amounts of our common shares, or the perception that such issuances are likely to occur, could affect prevailing trading prices of our common shares. Future issuances of our common shares could result in substantial dilution to our shareholders. In addition, the existence of the notes and warrants may encourage short selling by market participants.

      As of January 4, 2006 we had 82,373,743 common shares issued and outstanding. As of November 30, 2005 we had:

   o 4,311,551 common shares reserved for issuance upon the exercise of outstanding options granted under our stock option plans, which have a weighted average exercise price of C$5.60 per share;

   o in addition to the shares reserved for issuance upon the exercise of options referred to in the preceding bullet point, 2,506,634 common shares reserved for future issuance under our stock option plans;

   o 4,318,571 common shares reserved for issuance upon the exercise of those warrants outstanding. The warrants are held by Needham & Company, Inc., Quest Diagnostics Incorporated, and certain investors. Of these warrants, 360,000 are exerciseable at a price of US$4.69 per share and expire on July 2, 2006; 625,237 are exerciseable at a price of C$12.73 per share and expire on November 6, 2006; and 3,333,334 warrants are exercisable at a price of US $3.00 per share and expire on October 7, 2010. The warrants expiring on October 7, 2010 were granted to those investors who subscribed for the senior convertible notes issued on October 7, 2005;

   o 78,285 common shares reserved for issuance upon the exercise of directors' deferred share units granted under our directors' deferred share unit and stock plan, which have a fair market value of C $201,975; and

   o in addition to the shares reserved for issuance upon the exercise of directors' deferred share units referred to in the preceding bullet point, 171,715 common shares reserved for future issuance under our directors' deferred share unit and stock plan.

      Subsequent to November 30, 2005 and prior to the date of this prospectus, no options to purchase our common shares were granted, no options to purchase our common shares were exercised, 170,693 options to purchase our common shares expired and 11,713 options to purchase our common shares were cancelled.

If there are substantial sales of our common shares, the market price of our common shares could decline.

      Sales of substantial numbers of our common shares could cause a decline in the market price of our common shares. Any sales by existing shareholders or holders of notes, options or warrants may have an adverse effect on our ability to raise capital and may adversely affect the market price of our common shares.

We have not paid dividends.

      We have never paid cash dividends on our common shares and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain our future earnings, if any, to finance further research and the expansion of our business.

It may be difficult to obtain and enforce judgments against the company because of its Canadian residency.

      We are governed by the laws of Canada. Most of our directors and officers, as well as some of the experts named in this short form prospectus, are residents of Canada or other jurisdictions outside of the United States and all or a substantial portion of our assets and the assets of such persons may be located outside of the United States. As a result, it may be difficult for shareholders to effect service of process upon us or such persons within the United States or to realize in the United States on judgments of courts of the United States predicated upon the civil liability provisions of the US federal securities laws or other laws of the United States. In addition, we have been advised by our Canadian counsel that there is doubt as to the enforceability in Canada of liabilities predicated solely upon US federal securities law against us, our directors, controlling persons and officers and the experts named in this short form prospectus who are not residents of the United States, in original actions or in actions for enforcements of judgments of US courts.

We have adopted a shareholder rights plan.

      We have adopted a shareholder rights plan. The provisions of such plan could make it more difficult for a third party to acquire a majority of our outstanding common shares, the effect of which may be to deprive our shareholders of a control premium that might otherwise be realized in connection with an acquisition of our common shares. See "Description of Share Capital".

We are likely to be classified as a "passive foreign investment company" for US income tax purposes, which could have significant and adverse tax consequences to US holders.

      We were a passive foreign investment company ("PFIC") in the 2004 taxable year and we believe there is a significant likelihood that we will be classified as a PFIC in the 2005 taxable year and possibly in subsequent years. Our classification as a PFIC could have significant and adverse tax consequences for US holders of our common shares. It may be possible for US holders to mitigate these consequences by making a so-called "qualified electing fund" election. US investors should read carefully the discussion of PFICs in any applicable prospectus supplement and should consult their tax advisors with respect to their particular circumstances.

                                   THE COMPANY

      This summary does not contain all the information about Vasogen Inc. that may be important to you. You should read the more detailed information and financial statements and related notes that are incorporated by reference and are considered to be a part of this base shelf prospectus.

      We are focused on the research and commercial development of technologies targeting the treatment of chronic inflammation underlying cardiovascular and neurological disease. Our lead product, the Celacade(TM) technology, is currently in two pivotal phase III clinical trials designed to support regulatory approval in North America and commercialization in North America and Europe. We are also developing a new class of drugs for the treatment of neuro-inflammatory disorders. VP025, which has completed phase I clinical development, is the lead product candidate from this new class of drugs.

      For more information about Vasogen Inc., you should read the information described in the section of this prospectus entitled "Where You Can Find More Information", including our consolidated financial statements and related notes.

Recent Developments

      On August 30, 2005, we announced that the pivotal phase III SIMPADICO trial, which is designed to further investigate the use of our Celacade(TM) technology to improve intermittent claudication, a debilitating symptom associated with PAD, was being closed out early at 50 centres in North America. The decision to close out the trial was based on a recommendation received from the SIMPADICO Steering Committee. The Steering Committee's recommendation was based on a recommendation by the ESEMC who cited a potential safety concern and the absence of a sufficiently strong efficacy signal to warrant the continuance of the study. Based on the Steering Committee's own review, and the findings of an independent expert, the Steering Committee concluded that no safety concern existed. However, given that the ESEMC's analysis also incorporated efficacy information and all patients had completed the assessments necessary for the analysis of the primary endpoint, the Steering Committee recommended the early close out of the trial. The preliminary and limited efficacy evaluation conducted by the ESEMC was performed on a database that was in the process of quality control and verification and therefore subject to change. We anticipate that the results of the SIMPADICO study will be made available in February 2006 following data analysis.

      In September 2005, at a symposium at the 9th Annual Scientific Meeting of the Heart Failure Society of America, Guillermo Torre-Amione, MD, PhD, Medical Director, The Methodist DeBakey Heart Center, and principal investigator for the U.S. arm of the ACCLAIM trial, reported that the preliminary baseline characteristics of patients enrolled in the pivotal phase III ACCLAIM study were consistent with those of patients in our previous phase II trial. Our phase II trial demonstrated a significant reduction in the risk of death and hospitalizations for patients who received Celacade(TM) versus placebo.

      We successfully completed our phase I clinical trial of VP025, the lead drug candidate from our VP series of drugs. The double-blind, placebo-controlled, phase I dose-escalation trial of VP025 examined the safety and tolerability of three doses of VP025 in 24 healthy volunteers. Multiple administrations of either low, mid, or high doses of VP025 were shown to be safe and well tolerated when compared to placebo and no drug-related serious adverse events were reported. VP025 is being developed to target the chronic inflammation within the central nervous system that is associated with a number of neurological diseases.

      On October 7, 2005, we announced a private placement of US$40 million of senior convertible notes to several institutional investors. The notes, which were issued through our wholly owned Irish subsidiary, bear an annual interest rate of 6.45%, mature in October 2007, and may be extended to five years upon the occurrence of certain events. At our option and subject to certain conditions, we may repay the principal amount in any combination of cash or common shares, and we may, from time to time elect to accelerate the amortization payments. The notes are convertible at the investors' option at any time into our common shares at a price of US$3.00, subject to adjustment. The material terms of the notes are outlined below under "Description of the Notes".

      Effective November 3, 2005 Terrance H. Gregg was appointed Vice-Chairman of the board of directors.

      On November 18, 2005 we filed a short form base shelf prospectus with the Ontario Securities Commission and a registration statement on Form F-10 with the Securities and Exchange Commission qualifying for resale up to 25,000,000 of our common shares which may be issued to holders of the notes, to holders of the warrants issued in conjunction with the notes or to holders of warrants which may be issued pursuant to the terms of the notes.

         On December 7, 2005, we provided an update on our late stage clinical programs. The SIMPADICO and ACCLAIM double blind, placebo controlled pivotal phase III trials are designed to support regulatory approval and commercialization of Vasogen's lead product, the Celacade(TM) technology, in North America and Europe.

      The pivotal phase III SIMPADICO trial, which is designed to further investigate the use of the Celacade(TM) technology to improve intermittent claudication, a debilitating symptom associated with peripheral arterial disease, completed enrollment of 550 patients at 50 centers in North America at the end of 2004. The primary endpoint of the SIMPADICO study is the change in maximum walking distance at six months; this endpoint is recognized by the FDA and other regulatory authorities for approving new treatments for intermittent claudication. The study is also designed to investigate the impact of Celacade(TM) on additional endpoints, including peripheral arterial disease and cardiovascular-related events, and quality of life. As previously announced, all patients in the SIMPADICO trial completed their six month endpoint assessments in July 2005. Pursuant to an agreement with the FDA, the 12 month safety assessments for all patients have also been completed. On January 4, 2006 we announced that database lock for the phase III SIMPADICO trial had been completed. A meeting of the independent SIMPADICO Steering Committee is expected to take place in February 2006 to analyze and interpret the data, following which we will be reporting first results of the study.

      The 2,400 patient pivotal phase III ACCLAIM trial is now approaching completion at 176 clinical centers in North America, Europe, and Israel. The ACCLAIM trial is designed to definitively assess the impact of Celacade(TM) on reducing the risk of death and cardiovascular hospitalization in patients with advanced chronic heart failure.

      ACCLAIM was designed to conclude when at least 701 patients sustained a primary endpoint event, defined as either a death or first cardiovascular hospitalization, and all patients had been in the study for a minimum of six months. The ACCLAIM trial completed patient enrollment in May 2005, and reached the pre-specified objective of 701 primary endpoint events in November 2005.

      All patients have been in the ACCLAIM study for a minimum of six months. The final patient assessments are expected to be completed in January, 2006, following which preparations for database lock and data analysis will commence. The results of the study and plans for presentation and publication of the data are expected to be made public during the first half of 2006.

      On December 15, 2005 we announced senior management appointments, including the promotion of Christopher J. Waddick to the position of Chief Operating Officer and the appointments of Paul J. Van Damme as Vice President, Finance and Chief Financial Officer and Jacqueline H.R. Le Saux as Vice President, Corporate & Legal Affairs.

Corporate Information

      We were continued under the Canada Business Corporations Act by certificate and articles of continuance dated August 9, 1999. We have two wholly-owned subsidiaries, Vasogen, Corp. incorporated under the laws of the state of Delaware, and Vasogen Ireland Limited, incorporated under the laws of the Republic of Ireland. Vasogen Ireland Limited owns certain of our intellectual property related to our products and technologies.

      Our head office and principal place of business is located at 2505 Meadowvale Boulevard, Mississauga, Ontario L5N 5S2, and our telephone number is
(905) 817-2000. Our website is http://www.vasogen.com. Any information contained on our website is not, and will be deemed not to be, incorporated herein by reference.

                                 USE OF PROCEEDS

      Except as otherwise set forth in a prospectus, we will use the net proceeds from the sale of the Securities from time to time for general corporate purposes, which may include, but is not limited to research, development and commercialization of our technologies. Pending the use of the net proceeds for any of these purposes, we may invest the remaining net proceeds in liquid corporate debt instruments having a single "A" credit rating or greater.

      We will not receive any proceeds from any sales of securities by any selling shareholders.

                                EARNINGS COVERAGE

      If the Company offers any debt securities having a term to maturity in excess of one year under this prospectus and a prospectus supplement, the prospectus supplement will include earnings coverage ratios giving effect to the issuance of such securities.

                                 CAPITALIZATION

      Since November 30, 2004, the only material changes in our consolidated share and loan capital were as follows:

      (i) the issuance of 9,005,000 common shares for net proceeds of approximately US$39,784,090 (C$52,502,000 less costs of issuance of C$3,720,000) on February 2, 2005; and

      (ii) the issuance of the 6.45% senior convertible notes and initial warrants on October 7, 2005 for net proceeds of approximately US$36,400,000 (C$42,763,158). The terms of the notes are more fully described under "Description of the Notes" and the terms of the warrants are more fully described under "Description of the Warrants Issued on the Private Placement of Notes". The convertible notes contain both a liability and an equity component, the latter represented by the conversion option. In accordance with Canadian GAAP, the components of the convertible notes must be bifurcated and accounted for separately as debt and equity instruments. The warrants are separable from the notes and are accounted for as an equity instrument. The proceeds received are allocated to the debt and equity components of convertible notes and to the initial warrants on a relative fair value basis. The allocations in the table below are based on a draft valuation of the components of the convertible notes. These allocations may be revised once the final valuation of the components has been completed and such revisions may materially alter this allocation. The proceeds received from the issuance of the notes and warrants have been allocated on a preliminary basis as follows:

                                                               US$      C$ (1)
                                                           ---------- ----------
                  Long-term liabilities
                       Senior convertible notes payable .. 27,804,700 32,665,296

                  Shareholders' Equity

                       Warrants ..........................  3,818,300  4,485,785

                       Equity portion of senior
                       convertible notes payable .........  8,377,000  9,841,400
                                                           ---------- ----------
                                                           40,000,000 46,992,481

                  Less: Estimated financing costs ........  3,600,000  4,229,323

                  Net proceeds ........................... 36,400,000 42,763,158

                  (1) C$1 = US$0.8512 based on the noon exchange rate as quoted by the Bank of Canada on October 7, 2005.

                  The financing costs of issuing the notes of US$3.6 million will be allocated pro rata to the debt and equity components of convertible notes and to the initial warrants on a relative fair value basis. The financing costs related to the debt component will be amortized on an effective yield basis over the two-year term of the senior convertible notes.

                  Each reporting period, we will be required to accrete the carrying value of the senior convertible notes such that at maturity on October 7, 2007, the carrying value of the notes will be the face value of US$40 million.

                  In accordance with US GAAP, the transaction will be separated into three liability components; the debt instrument, the warrants and certain embedded derivatives. The embedded derivatives consist of the holder's conversion right, certain entitlements to receive additional payments in limited circumstances, rights to receive additional warrants on early repayment and a change in control premium. The warrants and the embedded derivatives will be measured at fair value and changes in fair value will be recognized each reporting period with a corresponding gain or loss charged to the current period. The fair value of the warrants and embedded derivative will be deducted from the net proceeds of the notes. The carrying value of the notes will be accreted to its face amount and interest expense will be recognized over the term of the notes on an effective interest yield basis.

                          DESCRIPTION OF SHARE CAPITAL

      Our authorized share capital consists of an unlimited number of common shares, all without nominal or par value.

      Common Shares. Each common share entitles the holder thereof to one vote at any meeting of the shareholders of the company, except meetings at which only holders of a specified class of shares are entitled to vote. The common shares are entitled to receive, as and when declared by our board of directors, dividends in such amounts as shall be determined by our board of directors. The holders of common shares have the right to receive the remaining property of the company in the event of liquidation, dissolution or winding-up of the company, whether voluntary or involuntary. All common shares now outstanding and to be outstanding upon exercise of the outstanding options and warrants are, or will be, fully paid and non-assessable. As at January 4, 2006, 82,373,743 common shares were issued and outstanding.

      Warrants. At November 30, 2005, warrants to purchase 4,318,571 common shares were outstanding. The warrants are held by Needham & Company, Inc., Quest Diagnostics and certain investors. Of these warrants, 360,000 are exercisable at a price of US$4.69 per share and expire on July 2, 2006, 625,237 are exercisable at a price of C$12.73 per share and expire on November 6, 2006 and 3,333,334 are exercisable at a price of US$3.00 per share and expire on October 7, 2010.

      Options. At November 30, 2005, there were 4,311,551 common shares issuable upon the exercise of outstanding options granted under our stock option plans which have a weighted average exercise price of C$5.60 per common share and up to 2,506,634 additional common shares were reserved for issuance under our stock option plans.

      Directors' Deferred Share Units. At November 30, 2005, there were 78,285 common shares issuable upon the exercise of outstanding deferred share units granted under our directors' deferred share unit and stock plan, which have a fair market value of C$201,975 and up to 171,715 additional common shares were reserved for issuance under our directors' deferred share unit and stock plan.

      Shareholder Rights Plan. We adopted, effective November 22, 2000, a shareholder rights plan which was subsequently amended on May 7, 2003. Unless otherwise extended with the approval of our shareholders, the rights plan and the rights issued thereunder will expire at the close of our annual meeting of shareholders to be held in 2006, unless the rights are terminated, redeemed, or exchanged earlier by our board of directors.

      Subsequent to November 30, 2005 and prior to the date of this prospectus, no options to purchase our common shares were granted, no options to purchase our common shares were exercised, 170,693 options to purchase our common shares expired and 11,713 options to purchase our common shares were cancelled.

                            DESCRIPTION OF THE NOTES

      The  notes  were  issued by our  wholly-owned  Irish  subsidiary,  Vasogen
Ireland Limited, and guaranteed by us as well as by our wholly-owned United States subsidiary, Vasogen, Corp. Interest at 6.45% has been and will be paid in cash only. If pre-market approval is given by the U.S. Food and Drug Administration ("FDA Approval") for the marketing of Celacade(TM) for use in the treatment of chronic heart failure the maturity date of the notes may be extended to October 7, 2010. The notes are unsecured. We have obtained an irrevocable letter of credit in the amount of US$10 million in favour of the noteholders. Upon an event of default under the notes, noteholders may draw against the letter of credit. The letter of credit will be released in full to us in the event of FDA Approval. In the event that the aggregate principal amount of the notes that is converted, redeemed or repaid is in excess of US$23 million, then the amount of the letter of credit shall also be reduced by an amount equal one-half of the difference between US$17 million and the aggregate principal amount of the notes then outstanding. If our ACCLAIM trial fails to meet its primary endpoint, then, beginning on September 1, 2006 until the notes are no longer outstanding, we must maintain a net cash balance of 110% of the principal outstanding under the notes. Vasogen Ireland Limited began to repay the principal amount of the notes in equal monthly installments in December, 2005. If an event of default should occur, as defined under the notes, the notes shall bear interest at a rate of 12.0% per annum until such default is cured. In addition, if an event of default should occur, noteholders will be entitled to require the redemption of their notes, in whole or in part, at a price determined according to a formula under the notes. The notes are convertible by their holders into common shares at US$3.00 per share, subject to adjustment. In the event that a noteholder elects to convert their notes, in whole or in part, into common shares and we are unable to issue the required number of common shares due to an insufficient number of common shares being covered under this prospectus or any amendments thereto, then we shall be required to make a cash payment to such electing noteholders, and such cash payment shall be in an amount that is at a premium to the value of the common shares that would have otherwise been issued. The principal amount of the notes is repayable in monthly installments in cash or, at Vasogen Ireland Limited's election and subject to satisfaction of certain conditions, by the issuance of common shares. If the notes are repaid by the issuance of common shares, the common shares will be issued at a 5% discount to the arithmetic average of the weighted average price of the common shares during each of the twelve consecutive trading days preceding the time of issuance (the "twelve-day market price"), or, in the event that the common shares have a twelve-day market price of less than US$1.00, then the common shares will be issued at a 10% discount to the twelve-day market price. Our option to issue common shares at either discount rate to repay the notes is contingent on the condition that the aggregate number of common shares issued at a discount to the market price with respect to the notes and the warrants cannot exceed 20,370,313 common shares, representing 25% of the issued common share capital as calculated on an undiluted basis prior to the issuance of the notes. If this condition is not met then any common shares being issued that would exceed the 25% limit will be issued at the arithmetic average of the weighted average price of the common shares during each of the five consecutive trading days preceding the date of issuance and will not be subject to any discount.

      Vasogen Ireland Limited also has, subject to certain conditions, the option to accelerate the repayment of the notes, in which case we are then required to issue acceleration warrants to the noteholders. See "Description of the Warrants Issued on the Private Placement of Notes".

      DESCRIPTION OF THE WARRANTS ISSUED ON THE PRIVATE PLACEMENT OF NOTES

      In connection with the private placement, we issued 3,333,334 initial warrants to those investors who subscribed for the notes entitling each holder to acquire pro rata that number of common shares equal to 25% of the total number of shares that may be issued on conversion by the holder of the notes. Each initial warrant entitles the holder to purchase one common share at an exercise price of US$3.00, subject to adjustment. In the event that a warrant holder exercises their warrants, in whole or in part, and we are unable to issue the required number of common shares due to an insufficient number of common shares being covered under our prospectus of November 18, 2005 or any amendments thereto, then we shall be required to make a cash payment to such exercising warrant holders, and such cash payment shall be in an amount that is at a premium to the value of the common shares that would have otherwise been issued. The initial warrants have a five year term.

      Acceleration  warrants  shall be issued in the event that Vasogen  Ireland
Limited elects to accelerate the repayment of the notes. If Vasogen Ireland Limited elects to accelerate repayment, we are obligated, subject to regulatory compliance, to issue warrants generally having an exercise price equal to US$3.00, subject to adjustment, and a five year term commencing upon the date of issuance. The number of warrants to be issued upon Vasogen Ireland Limited's election to accelerate repayment of the notes shall be that number of warrants sufficient to entitle the holder to acquire that number of common shares equal to 65% of the number obtained when the accelerated amount being repaid is divided by US$3.00, subject to adjustment.

                         DESCRIPTION OF DEBT SECURITIES

      Subject to our obligations under the notes, we may issue debt securities in one or more series under an indenture (the "indenture") to be entered into between us and one or more trustees. The indenture will be subject to and governed by the United States Trust Indenture Act of 1939 (the "Trust Indenture Act") and the Canada Business Corporation Act. A copy of the form of the indenture will be filed with the SEC as an exhibit to the United States registration statement and with the appropriate Canadian securities regulatory authorities. The following description sets forth certain general terms and provisions of debt securities and is not intended to be complete. For a more complete description, prospective investors should refer to the indenture and the terms of the debt securities. If debt securities are issued, we will describe the particular terms and provisions of a series of debt securities and a description of how the general terms and provisions described below may apply to that series in a prospectus supplement. Prospective investors should rely only on information in the prospectus supplement if it is different from the following information.

      We may issue debt securities and incur additional indebtedness other than through the offering of debt securities pursuant to this prospectus.

      References to "we", "us", "our" or "Vasogen" in this description of debt securities mean Vasogen but not any of its subsidiaries.

General

      The indenture will not limit the amount of debt securities which we may issue under the indenture and will not limit the amount of other indebtedness we may incur. We may issue debt securities from time to time in separate series.

      The prospectus supplement for any series of debt securities we offer will describe the specific terms of the debt securities and may include, but is not limited to, any of the following:

      o     the title of the debt securities;

      o     any limit on the aggregate principal amount of the debt securities;

      o the percentage of principal amount at which the debt securities will be issued;

      o     whether   payment  on  the  debt   securities   will  be  senior  or
            subordinated to our other liabilities or obligations;

      o whether the payment of the debt securities will be guaranteed by any other person;

      o the dates on which we may issue the debt securities and the date or dates on which we will pay the principal and any premium on the debt securities and the portion (if less than the principal amount) of debt securities to be payable upon a declaration of acceleration of maturity;

      o whether the debt securities will bear interest, the interest rate or the method of determining the interest rate, the date from which interest will accrue, the dates on which Vasogen will pay interest and the record dates for interest payments;

      o the place or places we will pay principal, any premium and interest and the place or places where debt securities can be presented for registration of transfer or exchange;

      o whether and under what circumstances we will be required to pay any additional amounts for withholding or deduction for Canadian taxes with respect to the debt securities, and whether we will have the option to redeem the debt securities rather than pay the additional amounts;

      o whether we will be obligated to redeem or repurchase the debt securities pursuant to any sinking or purchase fund or other provisions, or at the option of a holder;

      o     whether we may redeem the debt securities at our option;

      o the denominations in which we will issue any registered debt securities, if other than denominations of US$1,000 and any multiple of US$1,000 and, if other than denominations of US$5,000, the denominations in which any unregistered debt security shall be issuable;

      o whether we will make payments on the debt securities in a currency or currency unit other than United States dollars or by delivery of shares of Vasogen or other property;

      o whether payments on the debt securities will be payable with reference to any index or formula;

      o whether we will issue the debt securities as global securities and, if so, the identity of the depositary for the global securities;

      o     whether  we  will  issue  the  debt   securities   as   unregistered
            securities, registered securities or both;

      o the terms and conditions, if any, upon which we may redeem the debt securities prior to maturity and the price or prices of which and the currency or currency units in which the debt securities are payable;

      o     any changes or additions to events of default or covenants;

      o     the   applicability  of,  and  any  changes  or  additions  to,  the provisions for defeasance described under "Defeasance" below;

      o whether the holders of any series of debt securities have special rights if specified events occur;

      o the terms for any conversion or exchange of the debt securities for any other securities;

      o provisions as to modification, amendment or variation of any rights or terms attaching to the debt securities; and

      o     any other terms of the debt securities.

      Unless stated otherwise in the applicable prospectus supplement, no holder will have the right to require us to repurchase the debt securities and there will be no increase in the interest rate if we become involved in a highly leveraged transaction or there is a change of control of Vasogen.

      We may issue debt securities bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, and offer and sell these securities at a discount below their stated principal amount. We may also sell any of the debt securities for a foreign currency or currency unit, and payments on the debt securities may be payable in a foreign currency or currency unit. In any of these cases, we will describe any Canadian and United States federal income tax consequences and other special considerations in the applicable prospectus supplement.

      We may issue debt securities with terms different from those of debt securities previously issued and, without the consent of the holders thereof, we may reopen a previous issue of a series of debt securities and issue additional debt securities of such series (unless the reopening was restricted when such series was created).

Debt Securities in Global Form

      The Depositary, Book-Entry and Settlement

      Unless otherwise specified in a prospectus supplement, a series of our debt securities will be issued in global form as a "global security" and will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the prospectus supplement relating to that series. Unless and until exchanged, in whole or in part, for our debt securities in definitive registered form, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any such nominee to a successor of the depositary or a nominee of the successor.

      The specific terms of the depositary arrangement with respect to any portion of a particular series of our debt securities to be represented by a global security will be described in a prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

      Upon the issuance of a global security, the depositary therefor or its nominee will credit, on its book entry and registration system, the respective principal amounts of our debt securities represented by the global security to the accounts of such persons, designated as "participants", having accounts with such depositary or its nominee. Such accounts shall be designated by the underwriters or agents participating in the distribution of our debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary therefor or its nominee (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants).

      So long as the depositary for a global security or its nominee is the registered owner of the global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have a series of our debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of such series of our debt securities in definitive form and will not be considered the owners or holders thereof under the indenture.

      Any payments of principal, premium, if any, and interest on global securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such debt securities. None of us, the trustee or any paying agent for our debt securities represented by the global securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      We expect that the depositary for a global security or its nominee, upon receipt of any payment of principal, premium or interest, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name", and will be the responsibility of such participants.

      Discontinuance of Depositary's Services

      If a depositary for a global security representing a particular series of our debt securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue such series of our debt securities in definitive form in exchange for a global security representing such series of our debt securities. If an event of default under the indenture has occurred and is continuing, debt securities in definitive form will be printed and delivered upon written request by the holder to the trustee. In addition, we may at any time and in our sole discretion determine not to have a series of our debt securities represented by a global security and, in such event, will issue a series of our debt securities in definitive form in exchange for all of the global securities representing that series of debt securities.

Debt Securities in Definitive Form

      A series of our debt securities may be issued in definitive form, solely as registered securities, solely as unregistered securities or as both registered securities and unregistered securities. Registered securities will be issuable in denominations of US$1,000 and integral multiples of US$1,000 and unregistered securities will be issuable in denominations of US$5,000 and integral multiples of US$5,000 or, in each case, in such other denominations as may be set out in the terms of the debt securities of any particular series. Unless otherwise indicated in the applicable prospectus supplement, unregistered securities will have interest coupons attached.

      Unless otherwise indicated in the applicable prospectus supplement, payment of principal of (and premium, if any) and interest, if any, on our debt securities (other than global securities) will be made at the office or agency of the trustee, or we can pay principal, interest and any premium by check mailed or delivered to the address of the person entitled at the address appearing in the security register of the trustee or electronic funds wire or other transmission to an account of the person entitled to receive payments. Unless otherwise indicated in the applicable prospectus supplement, payment of any interest will be made to the persons in whose name our debt securities are registered at the close of business on the day or days specified by us.

      A prospectus supplement may indicate the places to register a transfer of our debt securities in definitive form. Except for certain restrictions set forth in the indenture, no service charge will be payable by the holder for any registration of transfer or exchange of our debt securities in definitive form, but we may, in certain instances, require a sum sufficient to cover any tax or other governmental charges payable in connection with these transactions.

      We shall not be required to:

      o issue, register the transfer of or exchange any series of our debt securities in definitive form during a period beginning at the opening of business 15 days before any selection of securities of that series of our debt securities to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

      o register the transfer of or exchange any registered security in definitive form, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part;

      o exchange any unregistered security called for redemption except that such unregistered security may be exchanged for a registered security of that series and like tenor; provided that such registered security will be simultaneously surrendered for redemption; or

      o issue, register the transfer of or exchange any of our debt securities in definitive form which have been surrendered for repayment at the option of the holder, except the portion, if any, thereof not to be so repaid.

Merger, Amalgamation or Consolidation

      The indenture will provide that we may not consolidate with or amalgamate or merge with or into any other person, enter into any statutory arrangement with any person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

      o Vasogen is the surviving person, or the resulting, surviving or transferee person, if other than Vasogen, is organized and existing under the laws of the United States, any state thereof or the District of Columbia, Canada, or any province or territory thereof, or, if the amalgamation, merger, consolidation, statutory arrangement or other transaction would not impair the rights of holders, any other country;

      o the successor person assumes all of our obligations under the debt securities and the indenture; and

      o Vasogen or such successor person will not be in default under the indenture immediately after the transaction.

      When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the debt securities and the indenture.

Tax Redemption

      If and to the extent specified in an applicable prospectus supplement, the debt securities of a series will be subject to redemption at any time, in whole but not in part at a redemption price equal to the principal amount thereof together with accrued and unpaid interest to the date fixed for redemption, upon the giving of a notice as described below, if (1) we determine that (a) as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after a date specified in the applicable prospectus supplement if any date is so specified, Vasogen has or will become obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to any debt security of such series as described under "Canadian Withholding Taxes" or (b) on or after a date specified in the applicable prospectus supplement, any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada or any political subdivision or taxing authority thereof or therein, including any of those actions specified in (a) above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to us of legal counsel of recognized standing, will result in our becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to any debt security of such series and (2) in any such case, we in our business judgment determine that such obligation cannot be avoided by the use of reasonable measures available to us; provided however, that (i) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which we would be obligated to pay such Additional Amounts were a payment in respect of the debt securities then due, and (ii) at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect.

      In the event that we elect to redeem the debt securities of such series pursuant to the provisions set forth in the preceding paragraph, we shall deliver to the trustee a certificate, signed by an authorized officer, stating that we are entitled to redeem the debt securities of such series pursuant to their terms.

Canadian Withholding Taxes

      If and to the extent specified in an applicable prospectus supplement, all payments made by or on behalf of us under or with respect to the debt securities will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other government charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax

("Canadian Taxes") unless we are required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency.

      If we are so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the debt securities, we will pay as additional interest such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder of debt securities after such withholding or deduction (including with respect to Additional Amounts) will not be less than the amount the holder of debt securities would have received if such Canadian Taxes had not been withheld or deducted (a similar payment will also be made to holders of debt securities (other than Excluded Holders as defined herein) that are exempt from withholding but required to pay tax under Part XIII of the Income Tax Act (Canada) (the "ITA") directly on amounts otherwise subject to withholding); provided, however, that no Additional Amounts will be payable with respect to a payment made to a holder of debt securities (an "Excluded Holder") in respect of the beneficial owner thereof:

      (1) with which we do not deal at arm's length (for purposes of the ITA) at the time of the making of such payment;

      (2) which is subject to such Canadian Taxes by reason of the debt securities holder's failure to comply with any certification, identification, information, documentation or other reporting requirement if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian Taxes;

      (3) which is subject to such Canadian Taxes by reason of the debt securities holder being a resident, domicile or national of, or engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection with Canada or any province or territory thereof otherwise than by the mere holding of the debt securities or the receipt of payments thereunder; or

      (4) which is subject to such Canadian Taxes because it is not entitled to the benefit of an otherwise applicable tax treaty by reason of the legal nature of such holder of debt securities.

      We will make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority as and when required in accordance with applicable law. We will pay all taxes, interest and other liabilities which arise by virtue of any failure of us to withhold, deduct and remit to the relevant authority on a timely basis the full amounts required in accordance with applicable law. We will furnish to the holder of the debt securities, within 30 days after the date the payment of any Canadian Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by us.

      The foregoing obligations shall survive any termination, defeasance or discharge of the indenture.

Provision of Financial Information

      We will:

      o furnish to the trustee, within 10 days after we are required to file or furnish them with or to the SEC, copies (which may be electronic copies) of our annual and interim reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which we may be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; or, if we are not required to file information, documents or reports pursuant to either of such Sections, then we shall file with the trustee and the SEC, in accordance with the rules and regulations prescribed form time to time by the SEC, the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

      o notwithstanding that we may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC we will continue to furnish to the trustee:

      (i) within 10 days after the time periods required for the filing of Annual Information Forms and annual consolidated financial statements by the Canadian securities regulatory authorities, the information required to be provided in an Annual Information Form, annual consolidated financial statements or similar annual filings under the securities laws of Canada or any province thereof to security holders of a corporation with securities listed on the Toronto Stock Exchange or its successor, whether or not we have any of our securities so listed; and

      (ii) within 10 days after the time periods required for the filing of interim reports by the Canadian securities regulatory authorities, the information required to be provided in interim reports under the securities laws of Canada or any province thereof to security holders of a corporation with securities listed on the Toronto Stock Exchange or its successor, whether or not we have any of our securities so listed.

Events of Default

      When we use the term "event of default" in the indenture, we mean:

      o we fail to pay principal of, or any premium on, any debt security of that series when it is due;

      o we fail to pay interest or any additional amounts on any debt security of that series for 30 days;

      o we fail to make any sinking fund or analogous payment for that series of debt securities;

      o we fail to observe or perform any of the covenants described in the section "-Merger, Amalgamation or Consolidation" for a period of 15 days;

      o we fail to comply with any of our other agreements in the indenture that affect or are applicable to the debt securities for 60 days after written notice by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the outstanding debt securities;

      o if an event of default (as defined in any indenture or instrument under which we or one of our subsidiaries has at the time of the indenture relating to this prospectus or will thereafter have outstanding any indebtedness) has occurred and is continuing, or we or any of our subsidiaries has failed to pay principal amounts with respect to such indebtedness at maturity and such event of default or failure to pay has resulted in such indebtedness under such indentures or instruments being declared due, payable or otherwise being accelerated, in either event so that an amount in excess of the greater of US$5,000,000 and 2% of our shareholders' equity will be or become due, payable and accelerated upon such declaration or prior to the date on which the same would otherwise have become due, payable and accelerated ("the accelerated indebtedness"), and such acceleration will not be rescinded or annulled, or such event of default or failure to pay under such indenture or instrument will not be remedied or cured, whether by payment or otherwise, or waived by the holders of such accelerated indebtedness, then (i) if the accelerated indebtedness will be as a result of an event of default which is not related to the failure to pay principal or interest on the terms, at the times, and on the conditions set out in any such indenture or instrument, it will not be considered an event of default for the purposes of the indenture governing our debt securities relating to this prospectus until 30 days after such indebtedness has been accelerated, or (ii) if the accelerated indebtedness will occur as a result of such failure to pay principal or interest or as a result of an event of default which is related to the failure to pay principal or interest on the terms, at the times, and on the conditions set out in any such indenture or instrument, then (A) if such accelerated indebtedness is, by its terms, non-recourse to us or our subsidiaries, it will be considered an event of default for purposes of the indenture governing our debt securities relating to this prospectus; or (B) if such accelerated indebtedness is recourse to us or our subsidiaries, any requirement in connection with such failure to pay or event of default for the giving of notice or the lapse of time or the happening of any further condition, event or act under such indenture or instrument in connection with such failure to pay or event of default will be applicable together with an additional seven days before being considered an event of default for purposes of the indenture relating to this prospectus;

      o     certain   events    involving   our   bankruptcy,    insolvency   or
            reorganization; and

      o any other event of default provided for in that series of debt securities.

      A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if in good faith it considers it in the interests of the holders to do so.

      If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series, subject to any subordination provisions, may require us to repay immediately:

      o     the entire principal of the debt securities of the series; or

      o     if the debt  securities are discounted  securities,  that portion of
            the  principal  as  is  described  in  the   applicable   prospectus
            supplement.

      If an event of default relates to events involving our bankruptcy, insolvency or reorganization, the principal of all debt securities will become immediately due and payable without any action by the trustee or any holder. Subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of the affected series can rescind this accelerated payment requirement. If debt securities are discounted securities, the applicable prospectus supplement will contain provisions relating to the acceleration of maturity of a portion of the principal amount of the discounted securities upon the occurrence or continuance of an event of default.

      Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in aggregate principal amount of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

      We will be required to furnish to the trustee a statement annually as to our compliance with all conditions and covenants under the indenture and, if we are not in compliance, we must specify any defaults.

      No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

      (1) the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of the affected series;

      (2) the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by an event of default have made a written request, and the holders have offered reasonable indemnity, to the trustee to institute a proceeding as trustee; and

      (3) the trustee has failed to institute a proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of the series affected by an event of default a direction inconsistent with the request, within 60 days after their notice, request and offer of indemnity.

      However, the above limitations do not apply to a suit instituted by a holder of debt securities for the enforcement of payment of principal of, or any premium or interest on, a debt security on or after the applicable due date specified in the debt security.

Defeasance

      When we use the term "defeasance", we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a series, then at our option:

      o we will be discharged from its obligations with respect to the debt securities of that series; or

      o we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain events of default will no longer apply to us.

      If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and the replacement of lost, stolen or mutilated debt securities. These holders may look only to the deposited fund for payment on their debt securities.

      To exercise our defeasance option, we must deliver to the trustee:

      (1) an opinion of counsel in the United States to the effect that the holders of the outstanding debt securities of the affected series will not recognize gain or loss for United States federal income tax purposes as a result of a defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

      (2) an opinion of counsel in Canada or a ruling from the Canada Revenue Agency to the effect that the holders of the outstanding debt securities of the affected series will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of a defeasance and will be subject to Canadian federal or provincial income tax and other tax on the same amounts, in the same manner and at the same times as would have been the case had the defeasance not occurred; and

      (3) a certificate of an officer of Vasogen and an opinion of counsel, each stating that all conditions precedent provided for relating to defeasance have been complied with.

      If we will be discharged from our obligations with respect to the debt securities, and not just from our covenants, the U.S. opinion must be based upon a ruling from or published by the United States Internal Revenue Service or a change in law to that effect.

      In addition to the delivery of the opinions described above, the following conditions must be met before we may exercise our defeasance option:

      o no event of default or event that, with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing for the debt securities of the affected series;

      o we are not an "insolvent person" within the meaning of applicable bankruptcy and insolvency legislation; and

      o     other customary conditions precedent are satisfied.

Modification and Waiver

      We may modify the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. However, without the consent of each holder affected, no modification may:

      o change the stated maturity of the principal of (or premium, if any), or any installment of interest, if any, on any debt security;

      o reduce the principal, premium, if any, or interest rate or any obligation to pay any additional amounts;

      o reduce the amount of principal of a debt security payable upon acceleration of its maturity;

      o     change the place or currency of any payment;

      o affect the holder's right to require us to repurchase the debt securities at the holder's option;

      o impair the right of the holders to institute a suit to enforce their rights to payment;

      o adversely affect any conversion or exchange right related to a series of debt securities;

      o change the percentage of debt securities required to modify the indenture or to waive compliance with certain provisions of the indenture; or

      o reduce the percentage in principal amount of outstanding debt securities necessary to take certain actions.

      The holders of a majority in principal amount of outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive, in so far as only that series is concerned, past defaults under the indenture and compliance by us with certain restrictive provisions of the indenture. However, these holders may not waive a default in any payment on any debt security or compliance with a provision that cannot be modified without the consent of each holder affected.

      We may modify the indenture without the consent of the holders to:

      o     evidence our successor under the indenture;

      o add to covenants or surrender any right or power for the benefit of holders;

      o     add events of default;

      o provide for unrestricted securities to become registered securities under the indenture and make other such changes to unrestricted securities that in each case do not materially and adversely affect the interests of holders of outstanding securities;

      o     establish the forms of the debt securities;

      o     appoint a successor trustee under the indenture;

      o add provisions to permit or facilitate the defeasance or discharge of the debt securities as long as there is no material adverse effect on the holders;

      o cure any ambiguity, correct or supplement any defective or inconsistent provision, make any other provisions in each case that would not materially and adversely affect the interests of holders of outstanding securities and related coupons, if any;

      o comply with any applicable laws of the United States and Canada in order to effect and maintain the qualification of the indenture under the Trust Indenture Act; or

      o change or eliminate any provisions where such change takes effect when there are no securities outstanding under the indenture.

Governing Law

      The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

The Trustee

      The trustee under the indenture or its affiliates may provide banking and other services to us in the ordinary course of their business.

      The indenture will contain certain limitations on the rights of the trustee, as long as it or any of its affiliates remains our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. If the trustee or any affiliate acquires any conflicting interest and a default occurs with respect to the debt securities, the trustee must eliminate the conflict or resign.

Consent to Service

      In connection with the indenture, we will designate and appoint CT Corporation System, as our authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the indenture or the debt securities that may be instituted in any federal or New York state court located in the Borough of Manhattan, in the City of New York, or brought by the trustee (whether in its individual capacity or in its capacity as trustee under the indenture), and will irrevocably submit to the non-exclusive jurisdiction of such courts.

Enforceability of Judgments

      Since all or substantially all of our assets, as well as the assets of most of our directors and officers, are outside the United States, any judgment obtained in the United States against us or certain of our directors or officers, including judgments with respect to the payment of principal on the debt securities, may not be collectible within the United States.

      We have been informed by Lang Michener, LLP, Canadian counsel for us, that the laws of the Province of Ontario and the federal laws of Canada applicable therein permit an action to be brought in a court of competent jurisdiction in the Province of Ontario on any final and conclusive judgment in personam of any federal or state court located in the State of New York (a "New York Court") against us, which judgment is subsisting and unsatisfied for a sum certain with respect to the enforcement of the indenture and the debt securities that is not impeachable as void or voidable under the internal laws of the State of New York if: (1) the New York Court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the courts of the Province of Ontario (and submission by us in the indenture to the jurisdiction of the New York Court will be sufficient for that purpose); (2) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as such terms are understood under the laws of the Province of Ontario or contrary to any order made by the Attorney General of Canada and under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada); (3) the enforcement of such judgment would not be contrary to any order made under the United Nations Act (Canada) or Special Economic Measures Act (Canada) by the Governor in Council; (4) the enforcement of such judgment would not be contrary to the laws of general application limiting the enforcement of creditors' rights and does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws in the Province of Ontario; (5) no new admissible evidence relevant to the action is discovered prior to the rendering of judgment by the court in the Province of Ontario; (6) interest payable on the debt securities is not characterized by a court in the Province of Ontario as interest payable at a criminal rate within the meaning of Section 347 of the Criminal Code (Canada); and (7) the action to enforce such judgment is commenced within the appropriate limitation period; except that any court in the Province of Ontario may only give judgment in Canadian dollars. In the opinion of such counsel, there are no reasons under present laws of the Province of Ontario for avoiding recognition of such judgments of New York Courts under the indenture or on the debt securities based upon public policy.

      We have been advised by such counsel that there is doubt as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of civil liabilities predicated solely upon the United States federal securities laws.

                             DESCRIPTION OF WARRANTS

General

      Subject to our obligations under the notes, we may issue warrants to purchase common shares, debt securities or other securities. We will not offer warrants for sale separately to any member of the public in Canada unless the offering is in connection with and forms part of the consideration for an acquisition or merger transaction or unless the prospectus supplement containing the specific terms of the warrants to be offered separately is first approved for filing by the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada where the warrants will be offered for sale.

      Subject to the foregoing, we may issue warrants independently or together with other securities, and warrants sold with other securities may be attached to or separate from the other securities. Warrants will be issued under one or more warrant agreements between us and a warrant agent that we will name in the relevant prospectus supplement.

      Selected provisions of the warrants and the warrant agreements are summarized below. This summary is not complete. The statements made in this prospectus relating to any warrant agreement and warrants to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable warrant agreement.

      The prospectus supplement relating to any warrants we offer will describe the warrants and include specific terms relating to the offering. The prospectus supplement will include some or all of the following:

   o  the title of the warrants;

   o  the aggregate number of warrants offered;

   o the designation, number and terms of the common shares, debt securities or other securities purchasable upon exercise of the warrants, and the procedures that will result in the adjustment of those numbers;

   o  the exercise price of the warrants;

   o  the dates or periods during which the warrants are exercisable;

   o the designation and terms of any securities with which the warrants are issued;

   o if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

   o if the exercise price is not payable in US dollars, the foreign currency or currency unit in which the exercise price is denominated;

   o any minimum or maximum amount of warrants that may be exercised at any one time;

   o a description of our obligations under the notes as a result of the issuance of such warrants;

   o any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

   o  any other terms of the warrants.

      Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

Modifications

      We may amend the warrant agreements and the warrants, without the consent of the holders of the warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.

Enforceability

      The warrant agent will act solely as our agent. The warrant agent will not have any duty or responsibility if we default under the warrant agreements or the warrant certificates. A warrant holder may, without the consent of the warrant agent, enforce by appropriate legal action on its own behalf the holder's right to exercise the holder's warrants.

                         CERTAIN INCOME TAX CONSEQUENCES

      The applicable prospectus supplement will describe certain Canadian federal income tax consequences to an investor who is a non-resident of Canada of acquiring any Securities offered thereunder, including whether the payments of principal of, premium, if any, and interest on the debt securities will be subject to Canadian non-resident withholding tax.

      The applicable prospectus supplement will also describe certain United States federal income tax consequences of the acquisition, ownership and disposition of any Securities offered under this prospectus by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code), including, to the extent applicable, any such consequences relating to debt securities payable in a currency other than the United States dollar, issued at an original issue discount for United States federal income tax purposes or containing early redemption provisions or other special items.

                              PLAN OF DISTRIBUTION

      We may sell the Securities to or through underwriters or dealers, and also may sell the Securities to one or more other purchasers, directly (only in such jurisdictions where permitted by applicable law) or through agents.

      A prospectus supplement will describe the terms of the offering, including the names of any underwriters or agents, the number and the purchase price or prices of the Securities, the proceeds to us from the sale of the Securities, any underwriting discount or commission and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to any other dealer. Any discounts, concessions or commissions allowed or paid to dealers may be changed from time to time.

      The Securities may be sold from time to time in one or more transactions at prices which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market price or at negotiated prices.

      Underwriters, dealers and agents who participate in a distribution of the Securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

      In connection with any offering of the Securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

      Each series of debt securities will be a new issue of debt securities with no established trading market. Unless otherwise specified in a prospectus supplement relating to a series of debt securities, the debt securities will not be listed on any securities exchange or on any automated dealer quotation system. Certain broker-dealers may make a market in the Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that any broker-dealer will make a market in the debt securities of any series or as to the liquidity of the trading market, if any, for the debt securities of any series.

      A selling securityholder may offer common shares using any of the methods described above, through agents, underwriters, dealers or in direct sales. The applicable prospectus supplement will describe the selling shareholder's method of distribution, will name any agent, underwriter or dealer of the selling shareholder and will describe the compensation to be paid to any of these parties. See "Selling Shareholders".

                              SELLING SHAREHOLDERS

      Common shares may be sold under this prospectus by way of secondary offering by or for the account of our shareholders who may include certain directors, executive officers, employees or certain other holders of common shares. The prospectus supplement for or including any offering of common shares by selling shareholders will include the following information:

   o  the names of the selling shareholders;

   o  the number of common shares owned by each of the selling shareholders;

   o the number of common shares being distributed for the accounts of the selling shareholders;

   o the number of the securities of the company of any class to be owned by the selling shareholders after the distribution and the percentage that number represents of the total number of securities of that class outstanding;

   o whether the common shares are owned by the selling shareholder both of record and beneficially, of record only or beneficially only;

   o  the date or dates the selling shareholder acquired the common shares; and

   o if the selling shareholder acquired any common shares in the 12 months preceding the date of the preliminary short form base shelf prospectus, the cost thereof to the shareholder in the aggregate and on a per share basis.

                                  LEGAL MATTERS

      Certain legal matters related to the Securities will be passed upon for us by Lang Michener LLP, our Canadian counsel, and by Paul, Weiss, Rifkind, Wharton & Garrison LLP, our United States counsel.

                      AUDITOR, TRANSFER AGENT AND REGISTRAR

      Our auditor is KPMG LLP, Chartered Accountants, Yonge Corporate Centre, 4100 Yonge Street, Suite 200, North York, Ontario M2P 2H3.

      CIBC Mellon, through its principal office in Toronto, Ontario and its offices in Montreal, Quebec and Vancouver, British Columbia is the transfer agent and registrar for the Common Shares.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Canadian securities regulatory authorities and the SEC. You may read and copy any document we file at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov. These documents are also available through the Internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) which can be accessed at http://www.sedar.com. Our common shares are quoted on Nasdaq and certain of our filings with the SEC are also available through the Nasdaq Stock Market, Inc. website at http://www.nasdaq.com.

                       DOCUMENTS INCORPORATED BY REFERENCE

      Information  has  been  incorporated  by  reference  in  this  short  form
prospectus  from  documents   filed  with  securities   commissions  or  similar
authorities in Canada and filed with the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from Jacqueline Le Saux, our Vice-President, Corporate & Legal Affairs, at 2505 Meadowvale Boulevard, Mississauga, Ontario L5N 5S2, telephone: (905) 817-2000. These documents are also available through the Internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) which can be accessed at http://www.sedar.com. For the purposes of the Province of Quebec, this simplified prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from our Vice-President, Corporate & Legal Affairs at the above-mentioned address and telephone number.

      The following documents of our company, filed with the securities commissions or similar authorities in Canada, are specifically incorporated by reference in and form an integral part of this short form prospectus:

      (a)   Annual Information Form of our company dated January 19, 2005;

      (b) Comparative audited consolidated financial statements of our company and the notes thereto as at November 30, 2004 and 2003 and for each of the years ended November 30, 2004, 2003 and 2002, and for the period from December 1, 1987 to November 30, 2004 together with the auditor's report thereon dated January 7, 2005;

      (c) Management's discussion and analysis of financial condition and results of operations of our company for the year ended November 30, 2004;

      (d) Comparative unaudited consolidated interim financial statements of our company, including the notes thereto, for the nine months ended August 31, 2005 and 2004 and for the period from December 1, 1987 to August 31, 2005 and management's discussion and analysis of financial condition and results of operations of our company for the nine months ended August 31, 2005 and 2004;

      (e) Management Proxy Circular of our company dated February 4, 2005, relating to our annual and special meeting of shareholders held on March 16, 2005 excluding those portions which, pursuant to National Instrument 44-101 Short Form Prospectus Distributions of the Canadian Securities Administrators, Vasogen is not required to incorporate by reference;

      (f) Material Change Report dated February 8, 2005 relating to the completion of a US$42.3 million registered direct offering of common shares;

      (g) Amended Material Change Report dated August 30, 2005 relating to the early close out of the SIMPADICO Peripheral Arterial Disease trial;

      (h)   Material  Change  Report  dated  October  7,  2005  relating  to the
            completion  of  a  US$40.0  million  private   placement  of  senior
            convertible notes and warrants; and

      (i) Material Change Report dated December 20, 2005 relating to recent senior management appointments.

      All documents of the type referred to above, and all material change reports (excluding confidential material change reports) which we file with the securities regulatory authorities in Canada subsequent to the date of this short form prospectus and prior to the termination of this offering will be deemed to be incorporated by reference in this short form prospectus. In addition, to the extent that any such documents referred to above are also filed with, or furnished to, the SEC after the date of this short form prospectus and prior to the termination of this offering, such documents shall be deemed to be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this short form prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed in its unmodified or superseded form to constitute a part of this short form prospectus.

      Upon a new annual information form and the related annual audited consolidated financial statements filed by us with, and where applicable, accepted by, the applicable securities regulatory authorities during the currency of this short form prospectus, the previous annual information form, the previous annual audited consolidated financial statements and all interim unaudited financial statements (including the management's discussion of financial condition and results of operations in the quarterly reports for such periods), material change reports and information circulars filed prior to the commencement of our financial year in which the new annual information form is filed shall be deemed no longer to be incorporated by reference in this short form prospectus for purposes of future offers and sales of Securities hereunder.

       LIST OF DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

      The following documents have been filed with the SEC as part of the Registration Statement of which this prospectus forms a part: the documents referred to under the heading "Documents Incorporated by Reference"; consent of KPMG LLP; appointment of Agent for Service of Process and Undertaking on Form F-X; a form of the indenture and powers of attorney.

                          PURCHASERS' STATUTORY RIGHTS

      Securities  legislation  in certain of the  provinces and  territories  of
Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces and territories, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus, the accompanying prospectus supplement relating to securities purchased by a purchaser and any amendment thereto contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory of Canada for the particulars of these rights or consult with a legal advisor.

                               CONSENT OF AUDITORS


The Board of Directors of Vasogen Inc.

We have read the short form base shelf prospectus dated January 5, 2006. We have complied with Canadian generally accepted standards for an auditors' involvement with offering documents.


We consent to the incorporation by reference in the above-mentioned short form base shelf prospectus of our report to the shareholders of Vasogen Inc. (the "Company") on the consolidated balance sheets of the Company as at November 30, 2004 and 2003 and the consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended November 30, 2004 and for the period from December 1, 1987 to November 30, 2004. Our report is dated January 7, 2005.


(Signed) KPMG LLP

Chartered Accountants

Toronto, Canada
January 5, 2006

                                     PART II

                    INFORMATION NOT REQUIRED TO BE DELIVERED
                            TO OFFEREES OR PURCHASERS

Indemnification

      Under the Canada Business Corporations Act (the "CBCA"), Vasogen Inc. (the "Registrant") may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant's request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful. The indemnification may be made in connection with a derivative action only with court approval. The aforementioned individuals are entitled to indemnification from the Registrant as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and they fulfill the conditions set out above. The Registrant may advance moneys to the individual for the costs, charges and expenses of a proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above.

      The by-laws of the Registrant provide that, subject to the limitations contained in the CBCA, the Registrant shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Registrant's request as a director or officer or an individual acting in a similar capacity of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal or administrative investigation or proceeding to which such individual is involved because of that association with the Registrant or other entity, if he acted honestly and in good faith with a view to the best interests of the Registrant, or as the case may be, with a view to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant's request, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The by-laws of the Registrant also provide that the Registrant shall also indemnify such a person in such other circumstances as the CBCA permits or requires.

      The by-laws of the Registrant provide that the Registrant may, subject to the limitations contained in the CBCA, purchase and maintain insurance for the benefit of any person referred to in the foregoing paragraph. The Registrant has purchased third party director and officer liability insurance.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                    EXHIBITS

   Exhibit
    Number                                 Description

     4.1* Annual Information Form of the Registrant dated January 19, 2005 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended November 30, 2004, filed with the Commission on January 20, 2005 (Commission File Number 0-29350)).

     4.2* Comparative audited consolidated financial statements of the Registrant and the notes thereto as at November 30, 2004 and 2003 for each of the years ended November 30, 2004, 2003 and 2002, and for the period from December 1, 1987 to November 30, 2004 together with the auditor's report thereon dated January 7, 2005 (incorporated by reference to the Registrant's Form 6-K filed with the Commission on January 19, 2005 (Commission File Number 0-29350)).

     4.3* Management's discussion and analysis of financial condition and results of operations of the Registrant for the year ended November 30, 2004 (incorporated by reference to the Registrant's Form 6-K filed with the Commission on January 19, 2005 (Commission File Number 0-29350)).

     4.4* Comparative unaudited consolidated interim financial statements of the Registrant, including the notes thereto, for the nine months ended August 31, 2005 and 2004 and for the period from December 1, 1987 to August 31, 2005 and management's discussion and analysis of financial condition and results of operations of the Registrant for the nine months ended August 31, 2005 and 2004 (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on October 13, 2005 (Commission File Number 0-29350)).

     4.5* Management Proxy Circular of the Registrant dated February 4, 2005, relating to the Registrant's annual and special meeting of shareholders held on March 16, 2005 excluding those portions which, pursuant to National Instrument 44-101 Short Form Prospectus Distributions of the Canadian Securities Administrators, the Registrant is not required to incorporate by reference (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on February 23, 2005 (Commission File Number 0-29350)).

     4.6* Material Change Report dated February 8, 2005 relating to the completion of a US$42.3 million registered direct offering of common shares (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on October 19, 2005 (Commission File Number 0-29350)).

     4.7* Amended Material Change Report dated August 30, 2005 relating to the early close out of the SIMPADICO Peripheral Arterial Disease trial (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on September 2, 2005 (Commission File Number 0-29350)).

     4.8* Material Change Report dated October 7, 2005 relating to the completion of a US$40.0 million private placement of senior convertible notes and warrants (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on October 11, 2005 (Commission File Number 0-29350)).

     4.9* Material Change Report dated December 20, 2005 relating to recent senior management appointments (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on December 20, 2005 (Commission File Number 0-29350)).

     5.1**       Consent of KPMG LLP, independent accountants.

     5.2*        Consent of Lang Michener LLP.

     6.1*        Powers of Attorney.

     7.1** Form of Indenture (if debt securities are offered by a supplement to this prospectus, we will file with the SEC a trustee's Statement of Eligibility on Form T-1).

*  Previously filed.

** Filed herewith.

                                    PART III

                  UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

      The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

      Concurrently with the initial filing of this Registration Statement, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

      Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by an amendment to the Form F-X referencing the file number of the relevant registration statement.


                                     III-1

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on January 5, 2006.


                                  VASOGEN INC.



                                  By:     /s/ Jacqueline Le Saux
                                       ----------------------------------------
                                       Name:  Jacqueline Le Saux
                                       Title: Vice-President, Corporate & Legal
                                              Affairs

      Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on January 5, 2006.

Signature                        Title
---------                        -----

    *                            President, Chief Executive Officer and Director
------------------------         (Principal Executive Officer)
David G. Elsley

    *                            Vice President, Finance and Chief Financial
------------------------         Officer (Principal Financial and Accounting
Paul J. Van Damme                Officer)

    *                            Chairman and Director
------------------------
William R. Grant

    *                            Director
------------------------
Andre Berard

    *                            Director
------------------------
Terrance H. Gregg

    *                            Director
------------------------
Benoit La Salle

    *                            Director
------------------------
Surya N. Mohapatra


                                     III-2

Signature                        Title
---------                        -----

    *                            Director
------------------------
Eldon R. Smith

    *                            Director
------------------------
John C. Villforth


* By: /s/ Christopher J. Waddick
      ----------------------------
      Name: Christopher J. Waddick
      Title:  Attorney-in-fact
      January 5, 2006


                                     III-3

                            AUTHORIZED REPRESENTATIVE

      Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has duly signed this Amendment No. 1 to the Registration Statement, solely in the capacity of the duly authorized representative of Vasogen Inc. in the United States on the 5th day of January, 2006.


                                            By:  /s/ William R. Grant
                                                 ----------------------------
                                                 Name:  William R. Grant
                                                 Title: Chairman and Director



                                     III-4

                                  EXHIBIT INDEX

   Exhibit
    Number                                 Description

     4.1* Annual Information Form of the Registrant dated January 19, 2005 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended November 30, 2004, filed with the Commission on January 20, 2005 (Commission File Number 0-29350)).

     4.2* Comparative audited consolidated financial statements of the Registrant and the notes thereto as at November 30, 2004 and 2003 for each of the years ended November 30, 2004, 2003 and 2002, and for the period from December 1, 1987 to November 30, 2004 together with the auditor's report thereon dated January 7, 2005 (incorporated by reference to the Registrant's Form 6-K filed with the Commission on January 19, 2005 (Commission File Number 0-29350)).

     4.3* Management's discussion and analysis of financial condition and results of operations of the Registrant for the year ended November 30, 2004 (incorporated by reference to the Registrant's Form 6-K filed with the Commission on January 19, 2005 (Commission File Number 0-29350)).

     4.4* Comparative unaudited consolidated interim financial statements of the Registrant, including the notes thereto, for the nine months ended August 31, 2005 and 2004 and for the period from December 1, 1987 to August 31, 2005 and management's discussion and analysis of financial condition and results of operations of the Registrant for the nine months ended August 31, 2005 and 2004 (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on October 13, 2005 (Commission File Number 0-29350)).

     4.5* Management Proxy Circular of the Registrant dated February 4, 2005, relating to the Registrant's annual and special meeting of shareholders held on March 16, 2005 excluding those portions which, pursuant to National Instrument 44-101 Short Form Prospectus Distributions of the Canadian Securities Administrators, the Registrant is not required to incorporate by reference (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on February 23, 2005 (Commission File Number 0-29350)).

     4.6* Material Change Report dated February 8, 2005 relating to the completion of a US$42.3 million registered direct offering of common shares (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on October 19, 2005 (Commission File Number 0-29350)).

     4.7* Amended Material Change Report dated August 30, 2005 relating to the early close out of the SIMPADICO Peripheral Arterial Disease trial (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on September 2, 2005 (Commission File Number 0-29350)).

     4.8* Material Change Report dated October 7, 2005 relating to the completion of a US$40.0 million private placement of senior convertible notes and warrants (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on October 11, 2005 (Commission File Number 0-29350)).

     4.9* Material Change Report dated December 20, 2005 relating to recent senior management appointments (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on December 20, 2005 (Commission File Number 0-29350)).

     5.1**       Consent of KPMG LLP, independent accountants.

     5.2*        Consent of Lang Michener LLP.

     6.1*        Powers of Attorney.

     7.1** Form of Indenture (if debt securities are offered by a supplement to this prospectus, we will file with the SEC a trustee's Statement of Eligibility on Form T-1).

*  Previously filed.

** Filed herewith.